EXHIBIT 99.3

Item 8. Financial Statements and Supplementary Data.

Report of Independent Registered Public Accounting Firm	EX 99.3-2
Consolidated Balance Sheets as of December 31, 2016 and 2015	EX 99.3-3
Consolidated Statements of Operations for the years ended December 31, 2016, 2015 and 2014	EX 99.3-4
Consolidated Statements of Partners' Capital for the years ended December 31, 2016, 2015 and 2014	EX 99.3-5
Consolidated Statements of Cash Flows for the years ended December 31, 2016, 2015 and 2014	EX 99.3-8
Notes to Consolidated Financial Statements	EX 99.3-11
1. Organization, Business Operations and Presentation and Consolidation	EX 99.3-11
2. Summary of Significant Accounting Policies	EX 99.3-13
3. Segment Information	EX 99.3-20
4. Property, Plant and Equipment, Net	EX 99.3-25
5. Amortizing Intangible Assets and Unfavorable Gas Gathering Contract	EX 99.3-26
6. Goodwill	EX 99.3-27
7. Equity Method Investments	EX 99.3-30
8. Deferred Revenue	EX 99.3-31
9. Debt	EX 99.3-33
10. Financial Instruments	EX 99.3-36
11. Partners' Capital	EX 99.3-38
12. Earnings Per Unit	EX 99.3-43
13. Unit-Based and Noncash Compensation	EX 99.3-43
14. Related-Party Transactions	EX 99.3-45
15. Commitments and Contingencies	EX 99.3-46
16. Acquisitions and Drop Down Transactions	EX 99.3-47
17. Condensed Consolidated Financial Information	EX 99.3-51
18. Unaudited Quarterly Financial Data	EX 99.3-61

EX 99.3-1

EXHIBIT 99.3

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Summit Midstream GP, LLC and the unitholders of Summit Midstream Partners, LP

The Woodlands, Texas

We have audited the accompanying consolidated balance sheets of Summit Midstream Partners, LP and subsidiaries (the "Partnership") as of December 31, 2016 and 2015, and the related consolidated statements of operations, partners’ capital, and cash flows for each of the three years in the period ended December 31, 2016. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements as of and for the year ended December 31, 2016 of Ohio Condensate Company, L.L.C. and Ohio Gathering Company, L.L.C. (collectively “Ohio Gathering”), the Partnership's investments which are accounted for by use of the equity method. The accompanying 2016 consolidated financial statements of the Partnership include its equity investments in Ohio Gathering of $707,415,000 as of December 31, 2016, and its loss from equity method investees of $30,344,000 for the year then ended. Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included for Ohio Gathering as of and for the year ended December 31, 2016, is based solely on the reports of the other auditors.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of the other auditors, such consolidated financial statements present fairly, in all material respects, the financial position of Summit Midstream Partners, LP and subsidiaries as of December 31, 2016 and 2015, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2016, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Partnership's internal control over financial reporting as of December 31, 2016, based on the criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 27, 2017 expressed an unqualified opinion on the Partnership's internal control over financial reporting based on our audit (not presented herein).

/s/ Deloitte & Touche LLP

Atlanta, Georgia

February 27, 2017 (November 6, 2017 as to the effects of the segment change as described in Note 3)

EX 99.3-2

EXHIBIT 99.3

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2016	2015
	(In thousands)
Assets
Current assets:
Cash and cash equivalents	$7,428	$21,793
Accounts receivable	97,364	89,581
Other current assets	4,309	3,573
Total current assets	109,101	114,947
Property, plant and equipment, net	1,853,671	1,812,783
Intangible assets, net	421,452	461,310
Goodwill	16,211	16,211
Investment in equity method investees	707,415	751,168
Other noncurrent assets	7,329	8,253
Total assets	$3,115,179	$3,164,672

Liabilities and Partners' Capital
Current liabilities:
Trade accounts payable	$16,251	$40,808
Accrued expenses	11,389	6,776
Due to affiliate	258	1,149
Deferred revenue	—	677
Ad valorem taxes payable	10,588	10,271
Accrued interest	17,483	17,483
Accrued environmental remediation	4,301	7,900
Other current liabilities	11,471	6,521
Total current liabilities	71,741	91,585
Long-term debt	1,240,301	1,267,270
Deferred Purchase Price Obligation	563,281	—
Deferred revenue	57,465	45,486
Noncurrent accrued environmental remediation	5,152	5,764
Other noncurrent liabilities	7,566	7,268
Total liabilities	1,945,506	1,417,373
Commitments and contingencies (Note 15)

Common limited partner capital (72,111 units issued and outstanding at December 31, 2016 and 42,063 units issued and outstanding at December 31, 2015)	1,129,132	744,977
Subordinated limited partner capital (0 units issued and outstanding at December 31, 2016 and 24,410 units issued and outstanding at December 31, 2015)	—	213,631
General partner interests (1,471 units issued and outstanding at December 31, 2016 and 1,355 units issued and outstanding at December 31, 2015)	29,294	25,634
Noncontrolling interest	11,247	—
Summit Investments' equity in contributed subsidiaries	—	763,057
Total partners' capital	1,169,673	1,747,299
Total liabilities and partners' capital	$3,115,179	$3,164,672

The accompanying notes are an integral part of these consolidated financial statements.

EX 99.3-3

EXHIBIT 99.3

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended December 31,
	2016	2015	2014
	(In thousands, except per-unit amounts)
Revenues:
Gathering services and related fees	$345,961	$337,819	$267,478
Natural gas, NGLs and condensate sales	35,833	42,079	97,094
Other revenues	20,568	20,659	22,597
Total revenues	402,362	400,557	387,169
Costs and expenses:
Cost of natural gas and NGLs	27,421	31,398	72,415
Operation and maintenance	95,334	94,986	94,869
General and administrative	52,410	45,108	43,281
Depreciation and amortization	112,239	105,117	90,878
Transaction costs	1,321	1,342	2,985
Environmental remediation	—	21,800	5,000
Loss (gain) on asset sales, net	93	(172)	442
Long-lived asset impairment	1,764	9,305	5,505
Goodwill impairment	—	248,851	54,199
Total costs and expenses	290,582	557,735	369,574
Other income	116	2	1,189
Interest expense	(63,810)	(59,092)	(48,586)
Deferred Purchase Price Obligation expense	(55,854)	—	—
Loss before income taxes and loss from equity method investees	(7,768)	(216,268)	(29,802)
Income tax (expense) benefit	(75)	603	(854)
Loss from equity method investees	(30,344)	(6,563)	(16,712)
Net loss	$(38,187)	$(222,228)	$(47,368)
Less:
Net income (loss) attributable to Summit Investments	2,745	(30,016)	(23,376)
Net loss attributable to noncontrolling interest	(14)	—	—
Net loss attributable to SMLP	(40,918)	(192,212)	(23,992)
Less net loss and IDRs attributable to General Partner	7,261	3,398	3,125
Net loss attributable to limited partners	$(48,179)	$(195,610)	$(27,117)

Loss per limited partner unit:
Common unit – basic	$(0.71)	$(3.20)	$(0.49)
Common unit – diluted	$(0.71)	$(3.20)	$(0.49)
Subordinated unit – basic and diluted		$(2.88)	$(0.44)

Weighted-average limited partner units outstanding:
Common units – basic	68,264	39,217	33,311
Common units – diluted	68,264	39,217	33,311
Subordinated units – basic and diluted		24,410	24,410

The accompanying notes are an integral part of these consolidated financial statements.

EX 99.3-4

EXHIBIT 99.3

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL

	Partners' capital			Summit Investments' equity in contributed subsidiaries
	Limited partners		General Partner
	Common	Subordinated			Total
	(In thousands)
Partners' capital, January 1, 2014	$566,532	$379,287	$23,324	$426,663	$1,395,806
Net (loss) income	(15,948)	(11,169)	3,125	(23,376)	(47,368)
Distributions to unitholders	(67,658)	(49,796)	(4,770)	—	(122,224)
Unit-based compensation	4,696	—	—	—	4,696
Tax withholdings on vested SMLP LTIP awards	(656)	—	—	—	(656)
Issuance of common units, net of offering costs	197,806	—	—	—	197,806
Contribution from General Partner	—	—	4,235	—	4,235
Purchase of Red Rock Gathering	—	—	—	(307,941)	(307,941)
Excess of purchase price over acquired carrying value of Red Rock Gathering	(37,910)	(26,891)	(1,323)	66,124	—
Assets contributed to Red Rock Gathering from Summit Investments	2,426	1,722	85	—	4,233
Cash advance from Summit Investments to contributed subsidiaries, net	—	—	—	674,383	674,383
Expenses paid by Summit Investments on behalf of contributed subsidiaries	—	—	—	24,884	24,884
Capitalized interest allocated to contributed subsidiaries from Summit Investments	—	—	—	1,310	1,310
Capital expenditures paid by Summit Investments on behalf of contributed subsidiaries	—	—	—	597	597
Class B membership interest noncash compensation	—	—	—	1,145	1,145
Repurchase of SMLP LTIP units	(228)	—	—	—	(228)
Partners' capital, December 31, 2014	$649,060	$293,153	$24,676	$863,789	$1,830,678

EX 99.3-5

EXHIBIT 99.3

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL

(continued)

	Partners' capital			Summit Investments' equity in contributed subsidiaries
	Limited partners		General Partner
	Common	Subordinated			Total
	(In thousands)
Partners' capital, December 31, 2014	$649,060	$293,153	$24,676	$863,789	$1,830,678
Net (loss) income	(123,817)	(71,793)	3,398	(30,016)	(222,228)
Distributions to unitholders	(86,880)	(55,410)	(9,784)	—	(152,074)
Unit-based compensation	6,174	—	—	—	6,174
Tax withholdings on vested SMLP LTIP awards	(1,616)	—	—	—	(1,616)
Issuance of common units, net of offering costs	221,977	—	—	—	221,977
Contribution from General Partner	—	—	4,737	—	4,737
Purchase of Polar and Divide	—	—	—	(285,677)	(285,677)
Excess of acquired carrying value over consideration paid for Polar and Divide	80,079	47,681	2,607	(130,367)	—
Cash advance from Summit Investments to contributed subsidiaries, net	—	—	—	320,527	320,527
Expenses paid by Summit Investments on behalf of contributed subsidiaries	—	—	—	22,879	22,879
Capitalized interest allocated to contributed subsidiaries from Summit Investments	—	—	—	1,079	1,079
Class B membership interest noncash compensation	—	—	—	843	843
Partners' capital, December 31, 2015	$744,977	$213,631	$25,634	$763,057	$1,747,299

EX 99.3-6

EXHIBIT 99.3

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL

(continued)

	Partners' capital			Noncontrolling interest	Summit Investments' equity in contributed subsidiaries
	Limited partners		General Partner
	Common	Subordinated				Total
	(In thousands)
Partners' capital, December 31, 2015	$744,977	$213,631	$25,634	$—	$763,057	$1,747,299
Net (loss) income	(49,219)	1,040	7,261	(14)	2,745	(38,187)
Distributions to unitholders	(142,214)	(14,034)	(11,256)	—	—	(167,504)
Unit-based compensation	7,550	—	—	—	—	7,550
Tax withholdings on vested SMLP LTIP awards	(1,181)	—	—	—	—	(1,181)
Issuance of common units, net of offering costs	125,233	—	—	—	—	125,233
Contribution from General Partner	—	—	2,702	—	—	2,702
Subordinated units conversion	200,637	(200,637)	—	—	—	—
Purchase of 2016 Drop Down Assets	—	—	—	—	(866,858)	(866,858)
Establishment of noncontrolling interest	—	—	—	11,261	(11,261)	—
Distribution of debt related to Carve-Out Financial Statements of Summit Investments	—	—	—	—	342,926	342,926
Excess of acquired carrying value over consideration paid for 2016 Drop Down Assets	243,044	—	4,953	—	(247,997)	—
Cash advance from Summit Investments to contributed subsidiaries, net	—	—	—	—	12,214	12,214
Expenses paid by Summit Investments on behalf of contributed subsidiaries	—	—	—	—	4,821	4,821
Capitalized interest allocated to contributed subsidiaries from Summit Investments	—	—	—	—	223	223
Class B membership interest noncash compensation	305	—	—	—	130	435
Partners' capital, December 31, 2016	$1,129,132	$—	$29,294	$11,247	$—	$1,169,673

The accompanying notes are an integral part of these consolidated financial statements.

EX 99.3-7

EXHIBIT 99.3

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
	2016	2015	2014
	(In thousands)
Cash flows from operating activities:
Net loss	$(38,187)	$(222,228)	$(47,368)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	112,661	105,903	91,822
Amortization of debt issuance costs	3,976	4,309	3,836
Deferred Purchase Price Obligation expense	55,854	—	—
Unit-based and noncash compensation	7,985	7,017	5,841
Loss from equity method investees	30,344	6,563	16,712
Distributions from equity method investees	44,991	34,641	2,992
Loss (gain) on asset sales, net	93	(172)	442
Long-lived asset impairment	1,764	9,305	5,505
Goodwill impairment	—	248,851	54,199
Write-off of debt issuance costs	—	727	1,554
Purchase accounting adjustment	—	—	(1,185)
Changes in operating assets and liabilities:
Accounts receivable	(7,783)	3,328	(21,503)
Insurance receivable	—	25,000	(25,000)
Trade accounts payable	2,001	(1,450)	(420)
Accrued expenses	4,613	(1,967)	509
Due to affiliate	(891)	1,377	(883)
Change in deferred revenue	11,302	(11,453)	26,378
Ad valorem taxes payable	317	1,092	804
Accrued interest	—	(1,375)	6,714
Accrued environmental remediation, net	(4,211)	(16,336)	30,000
Other, net	5,666	(1,757)	2,004
Net cash provided by operating activities	230,495	191,375	152,953
Cash flows from investing activities:
Capital expenditures	(142,719)	(272,225)	(343,380)
Initial contribution to Ohio Gathering	—	—	(8,360)
Acquisition of Ohio Gathering Option	—	—	(190,000)
Option Exercise	—	—	(382,385)
Contributions to equity method investees	(31,582)	(86,200)	(145,131)
Acquisition of gathering systems	—	—	(10,872)
Acquisitions of gathering systems from affiliate, net of acquired cash	(359,431)	(288,618)	(305,000)
Other, net	(394)	323	325
Net cash used in investing activities	(534,126)	(646,720)	(1,384,803)

EX 99.3-8

EXHIBIT 99.3

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(continued)

	Year ended December 31,
	2016	2015	2014
	(In thousands)
Cash flows from financing activities:
Distributions to unitholders	(167,504)	(152,074)	(122,224)
Borrowings under Revolving Credit Facility	520,300	367,000	294,295
Repayments under Revolving Credit Facility	(204,300)	(151,000)	(430,295)
Borrowings under term loan	—	—	400,000
Repayments under term loan	—	(182,500)	(100,000)
Debt issuance costs	(3,032)	(412)	(8,323)
Proceeds from issuance of common units, net	125,233	221,977	197,806
Contribution from General Partner	2,702	4,737	4,235
Cash advance from Summit Investments to contributed subsidiaries, net	12,214	320,527	674,383
Expenses paid by Summit Investments on behalf of contributed subsidiaries	4,821	22,879	24,884
Issuance of senior notes	—	—	300,000
Repurchase of equity-based compensation awards	—	—	(228)
Other, net	(1,168)	(1,807)	(656)
Net cash provided by financing activities	289,266	449,327	1,233,877
Net change in cash and cash equivalents	(14,365)	(6,018)	2,027
Cash and cash equivalents, beginning of period	21,793	27,811	25,784
Cash and cash equivalents, end of period	$7,428	$21,793	$27,811

Supplemental cash flow disclosures:
Cash interest paid	$63,000	$59,302	$38,453
Less capitalized interest	3,709	3,372	4,646
Interest paid (net of capitalized interest)	$59,291	$55,930	$33,807

Cash paid for taxes	$—	$—	$—

EX 99.3-9

EXHIBIT 99.3

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(continued)

	Year ended December 31,
	2016	2015	2014
	(In thousands)
Noncash investing and financing activities:
Capital expenditures in trade accounts payable (period-end accruals)	$8,422	$34,977	$31,110
Issuance of Deferred Purchase Price Obligation to affiliate to partially fund the 2016 Drop Down	507,427	—	—
Excess of acquired carrying value over consideration paid and recognized for 2016 Drop Down Assets	247,997	—	—
Distribution of debt related to Carve-Out Financial Statements of Summit Investments	342,926	—	—
Excess of acquired carrying value over consideration paid for Polar and Divide	—	130,367	—
Capitalized interest allocated to contributed subsidiaries from Summit Investments	223	1,079	1,310
Capital expenditures paid by Summit Investments on behalf of contributed subsidiaries	—	—	597
Excess of consideration paid over acquired carrying value of Red Rock Gathering	—	—	(66,124)
Assets contributed to Red Rock Gathering from Summit Investments	—	—	4,233

The accompanying notes are an integral part of these consolidated financial statements.

EX 99.3-10

EXHIBIT 99.3

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION, BUSINESS OPERATIONS AND PRESENTATION AND CONSOLIDATION

Organization.  SMLP, a Delaware limited partnership, was formed in May 2012 and began operations in October 2012 in connection with its IPO of common limited partner units. SMLP is a growth-oriented limited partnership focused on developing, owning and operating midstream energy infrastructure assets that are strategically located in the core producing areas of unconventional resource basins, primarily shale formations, in the continental United States.  Our business activities are conducted through various operating subsidiaries, each of which is owned or controlled by our wholly owned subsidiary holding company, Summit Holdings, a Delaware limited liability company.  References to the "Partnership," "we," or "our" refer collectively to SMLP and its subsidiaries.

The General Partner, a Delaware limited liability company, manages our operations and activities.  Summit Investments, a Delaware limited liability company, is the ultimate owner of our General Partner and has the right to appoint the entire Board of Directors of our General Partner. Summit Investments is controlled by Energy Capital Partners.

In addition to its approximate 2% general partner interest in SMLP (including the IDRs) in respect of SMLP, Summit Investments has indirect ownership interests in our common units.  As of December 31, 2016, Summit Investments beneficially owned 29,854,581 SMLP common units.

Neither SMLP nor its subsidiaries have any employees. All of the personnel that conduct our business are employed by Summit Investments, but these individuals are sometimes referred to as our employees.

Effective with the completion of its IPO, SMLP had a 100% ownership interest in Summit Holdings, which had a 100% ownership interest in both DFW Midstream and Grand River.

In February 2013, Summit Investments acquired all of the outstanding membership interests of Bear Tracker Energy, LLC and subsequently renamed it Meadowlark Midstream.  In June 2013, the Partnership acquired all of the membership interests of Bison Midstream from a subsidiary of Summit Investments (the "Bison Drop Down").  As such, the Bison Drop Down was determined to be a transaction among entities under common control.  The net assets that comprise Bison Midstream were carved out from Meadowlark Midstream in connection with the Bison Drop Down.  Common control of Bison Midstream began in February 2013.

In June 2013, Mountaineer Midstream, LLC, a newly formed, wholly owned subsidiary of the Partnership, acquired natural gas gathering pipeline and compression assets from an affiliate of MarkWest Energy Partners, L.P.  In December 2013, Mountaineer Midstream, LLC was merged into DFW Midstream.

In March 2014, the Partnership acquired all of the membership interests of Red Rock Gathering from a subsidiary of Summit Investments (the "Red Rock Drop Down").  As such, the Red Rock Drop Down was determined to be a transaction among entities under common control.  Common control of Red Rock Gathering began in October 2012.  Concurrent with the closing of the Red Rock Drop Down, SMLP contributed its interest in Red Rock Gathering to Grand River.

In May 2015, the Partnership acquired all of the membership interests of Polar Midstream and Epping from a subsidiary of Summit Investments (the "Polar and Divide Drop Down").  As such, the Polar and Divide Drop Down was determined to be a transaction among entities under common control.  Polar Midstream's net assets were carved out of Meadowlark Midstream immediately prior to the Polar and Divide Drop Down.  Concurrent with the closing of the Polar and Divide Drop Down, Epping became a wholly owned subsidiary of Polar Midstream and SMLP contributed Polar Midstream (including Epping) to Bison Midstream. Common control began in (i) February 2013 for Polar Midstream and (ii) April 2014 for Epping.

EX 99.3-11

EXHIBIT 99.3

In February 2016, the Partnership and SMP Holdings, a wholly owned subsidiary of Summit Investments, entered into a contribution agreement (the "Contribution Agreement") pursuant to which SMP Holdings agreed to contribute to the Partnership substantially all of its limited partner interest in OpCo, a Delaware limited partnership that owns (i) 100% of the issued and outstanding membership interests of Summit Utica, Meadowlark Midstream and Tioga Midstream and collectively with Summit Utica and Meadowlark Midstream, the "Contributed Entities"), each a limited liability company and (ii) a 40% ownership interest in each of OGC and OCC (collectively with OpCo and the Contributed Entities, the “2016 Drop Down Assets”)(the “2016 Drop Down”). The 2016 Drop Down closed in March 2016; concurrent therewith, a subsidiary of Summit Investments retained a 1% noncontrolling interest in OpCo, which is managed by OpCo GP, a Delaware limited liability company and a wholly owned subsidiary of Summit Holdings.

Business Operations. We provide natural gas gathering, treating and processing services as well as crude oil and produced water gathering services pursuant to primarily long-term and fee-based agreements with our customers.  Our results are driven primarily by the volumes of natural gas that we gather, treat, compress and process as well as by the volumes of crude oil and produced water that we gather.  We are the owner-operator of or have significant ownership interests in the following gathering systems:

•

Ohio Gathering, a natural gas gathering system and a condensate stabilization facility operating in the Appalachian Basin, which includes the Utica and Point Pleasant shale formations in southeastern Ohio;

•	Summit Utica, a natural gas gathering system operating in the Appalachian Basin, which includes the Utica and Point Pleasant shale formations in southeastern Ohio;
•	Bison Midstream, an associated natural gas gathering system operating in the Williston Basin, which includes the Bakken and Three Forks shale formations in northwestern North Dakota;
•

Polar and Divide, crude oil and produced water gathering systems and transmission pipelines located in the Williston Basin, which includes the Bakken and Three Forks shale formations in northwestern North Dakota;

•

Tioga Midstream, crude oil, produced water and associated natural gas gathering systems, operating in the Williston Basin, which includes the Bakken and Three Forks shale formations in northwestern North Dakota;

•

Grand River, a natural gas gathering and processing system located in the Piceance Basin, which includes the Mesaverde formation and the Mancos and Niobrara shale formations in western Colorado and eastern Utah;

•	Niobrara G&P, an associated natural gas gathering and processing system operating in the DJ Basin, which includes the Niobrara and Codell shale formations in northeastern Colorado;
•	DFW Midstream, a natural gas gathering system operating in the Fort Worth Basin, which includes the Barnett Shale formation in north-central Texas; and
•	Mountaineer Midstream, a natural gas gathering system operating in the Appalachian Basin, which includes the Marcellus Shale formation in northern West Virginia.

Meadowlark Midstream is the legal entity which owns (i) certain crude oil and produced water gathering pipelines, which are managed and reported as part of the Polar and Divide system subsequent to the 2016 Drop Down and (ii) Niobrara G&P, which is managed and reported as part of the Grand River system subsequent to the 2016 Drop Down.

Presentation and Consolidation.  We prepare our consolidated financial statements in accordance with GAAP as established by the FASB.  We make estimates and assumptions that affect the reported amounts of assets and liabilities at the balance sheet dates, including fair value measurements, the reported amounts of revenue and expense and the disclosure of contingencies. Although management believes these estimates are reasonable, actual results could differ from its estimates.

EX 99.3-12

EXHIBIT 99.3

The consolidated financial statements include the assets, liabilities and results of operations of SMLP and its wholly owned subsidiaries.  All intercompany transactions among the consolidated entities have been eliminated in consolidation.  For the purposes of the consolidated financial statements, SMLP's results of operations reflect the results of operations of: (i) Bison Midstream, Polar and Divide, Grand River, Niobrara G&P, DFW Midstream and Mountaineer Midstream for all periods presented, (ii) Ohio Gathering since January 2014, (iii) Tioga Midstream since April 2014 and (iv) Summit Utica since December 2014.  The financial position, results of operations and cash flows of Polar and Divide and Niobrara G&P included herein have been derived from the accounting records of Meadowlark Midstream on a carve-out basis (see Note 2).  The carve-out allocations and estimates were based on methodologies that management believes are reasonable.  The carve-out results reflected herein, however, may not reflect what these entities' financial position, results of operations or cash flows would have been if any had been a stand-alone company.

SMLP recognized its drop down acquisitions at Summit Investments' historical cost because the acquisitions were executed by entities under common control.  The excess of Summit Investments' net investment over the consideration paid and recognized for a contributed subsidiary is recognized as an addition to partners' capital, while the excess of purchase price paid and recognized over net investment is recognized as a reduction to partners' capital.  Due to the common control aspect, we account for drop down transactions on an “as-if pooled” basis for the periods during which common control existed.

Reclassifications. In the first quarter of 2016, we adopted ASU No. 2015-03 Interest—Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs ("ASU 2015-03"). As a result, these consolidated financial statements reflect the retrospective reclassification of $9.2 million of debt issuance costs from other noncurrent assets to long-term debt at December 31, 2015 (see Note 2).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents. Cash and cash equivalents include temporary cash investments with original maturities of three months or less.

Accounts Receivable. Accounts receivable relate to gathering and other services provided to our customers and other counterparties. We evaluate the collectability of accounts receivable and the need for an allowance for doubtful accounts based on customer-specific facts and circumstances. To the extent we doubt the collectability of a specific customer or counterparty receivable, we recognize an allowance for doubtful accounts.

Other Current Assets.  Other current assets primarily consist of the current portion of prepaid expenses that are charged to expense over the period of benefit or the life of the related contract.

Property, Plant and Equipment. We record property, plant and equipment at historical cost of construction or fair value of the assets at acquisition. We capitalize expenditures that extend the useful life of an asset or enhance its productivity or efficiency from its original design over the expected remaining period of use. For maintenance and repairs that do not add capacity or extend the useful life of an asset, we recognize expenditures as an expense as incurred. We capitalize project costs incurred during construction, including interest on funds borrowed to finance the construction of facilities, as construction in progress.  To the extent that Summit Investments incurred interest expense related to capital projects of assets that have been acquired by the Partnership, the associated interest expense is allocated to the drop down assets as a noncash equity contribution and capitalized into the basis of the asset.

We record depreciation on a straight-line basis over an asset’s estimated useful life. We base our estimates for useful life on various factors including age (in the case of acquired assets), manufacturing specifications, technological advances and historical data concerning useful lives of similar assets. Estimates of useful lives follow.

Useful lives (In years)
Gathering and processing systems and related equipment	30
Other	4-15

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Construction in progress is depreciated consistent with its applicable asset class once it is placed in service. Land and line fill are not depreciated.

We base an asset’s carrying value on estimates, assumptions and judgments for useful life and salvage value. Upon sale, retirement or other disposal, we remove the carrying value of an asset and its accumulated depreciation from our balance sheet and recognize the related gain or loss, if any.

Accrued capital expenditures are reflected in trade accounts payable.

Asset Retirement Obligations. We record a liability for asset retirement obligations only if and when a future asset retirement obligation with a determinable life is identified. For identified asset retirement obligations, we then evaluate whether the expected date and related costs of retirement can be estimated.  We have concluded that our gathering and processing assets have an indeterminate life because they are owned and will operate for an indeterminate period when properly maintained. Because we did not have sufficient information to reasonably estimate the amount or timing of such obligations and we have no current plan to discontinue use of any significant assets, we did not provide for any asset retirement obligations as of December 31, 2016 or 2015.

Amortizing Intangibles. Upon the acquisition of DFW Midstream, certain of its gas gathering contracts were deemed to have above-market pricing structures while another was deemed to have pricing that was below market. We have recognized the above-market contracts as favorable gas gathering contracts. We have recognized the below-market contract as the unfavorable gas gathering contract and included it in other noncurrent liabilities. We amortize these contracts using a straight-line method over the contract's estimated useful life.  We define useful life as the period over which the contract is expected to contribute to our future cash flows. These contracts have original terms ranging from 10 years to 20 years. We recognize the amortization expense associated with these contracts in other revenues.

We amortize all other gas gathering contracts, or contract intangibles, over the period of economic benefit based upon expected revenues over the life of the contract. The useful life of these contracts ranges from 10 years to 25 years. We recognize the amortization expense associated with these contracts in depreciation and amortization expense.

We have rights-of-way associated with city easements and easements granted within existing rights-of-way. We amortize these intangible assets over the shorter of the contractual term of the rights-of-way or the estimated useful life of the gathering system. The contractual terms of the rights-of-way range from 20 years to 30 years. We recognize the amortization expense associated with rights-of-way assets in depreciation and amortization expense.

Goodwill. Goodwill represents consideration paid in excess of the fair value of the net identifiable assets acquired in a business combination. We evaluate goodwill for impairment annually on September 30. We also evaluate goodwill whenever events or circumstances indicate that it is more likely than not that the fair value of a reporting unit is less than its carrying amount.

We test goodwill for impairment using a two-step quantitative test. In the first step, we compare the fair value of the reporting unit to its carrying value, including goodwill. To estimate the fair value of the reporting units under step one, we utilize two valuation methodologies: the market approach and the income approach. Both of these approaches incorporate significant estimates and assumptions to calculate enterprise fair value for a reporting unit. The most significant estimates and assumptions inherent within these two valuation methodologies are: (i) determination of the weighted-average cost of capital; (ii) the selection of guideline public companies; (iii) market multiples; (iv) weighting of the income and market approaches; (v) growth rates; (vi) commodity prices; and (vi) the expected levels of throughput volume gathered. Changes in these and other assumptions could materially affect the estimated amount of fair value for any of our reporting units.

If the reporting unit’s fair value exceeds its carrying amount, we conclude that the goodwill of the reporting unit has not been impaired and no further work is performed.

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If we determine that the reporting unit’s carrying value exceeds its fair value, we proceed to step two. In step two, we compare the carrying value of the reporting unit to its implied fair value. Significant estimates and assumptions utilized in the determination of a reporting unit's implied fair value are based on a variety of factors specific to a given reporting unit's individual assets and liabilities as well as market and industry considerations.  If we determine that the carrying amount of a reporting unit's goodwill exceeds its implied fair value, we recognize the excess of the carrying value over the implied fair value as an impairment loss.

Equity Method Investments. We account for investments in which we exercise significant influence using the equity method so long as we (i) do not control the investee and (ii) are not the primary beneficiary.  We recognize these investments in investment in equity method investees in the accompanying consolidated balance sheets. We recognize our proportionate share of earnings or loss in net income on a one-month lag.

We recognize an other-than-temporary impairment for losses in the value of equity method investees when evidence indicates that the carrying amount is no longer supportable. Evidence of a loss in value might include, but would not necessarily be limited to, absence of an ability to recover the carrying amount of the investment or inability of the equity method investee to sustain an earnings capacity that would justify the carrying amount of the investment. A current fair value of an investment that is less than its carrying amount may indicate a loss in value of the investment. We evaluate our equity method investments whenever evidence exists that would indicate a need to assess the investment for potential impairment.

Other Noncurrent Assets. Other noncurrent assets primarily consist of external costs incurred in connection with the closing of our Revolving Credit Facility and related amendments. We capitalize and then amortize these debt issuance costs on a straight-line basis over the life of the respective debt instrument.  We recognize amortization of Revolving Credit Facility debt issuance costs in interest expense.

Debt Issuance Costs.  Debt issuance costs, other than those associated with our Revolving Credit Facility, are reflected in the carrying value of the Senior Notes as an adjustment to the principal amount and amortized on a straight-line basis over the life of the respective debt instrument.  We recognize Senior Notes debt issuance costs in interest expense.

Deferred Purchase Price Obligation. We recognize a liability for the Deferred Purchase Price Obligation (as defined later) to reflect the expected value of the Remaining Consideration to be paid in 2020 for the acquisition of the 2016 Drop Down Assets. We estimate Remaining Consideration by summing the calculations of (i) actual capital expenditures incurred and Business Adjusted EBITDA (as defined later) recognized from the 2016 Drop Down Assets during the period since closing the 2016 Drop Down to the current balance sheet date and (ii) estimates of projected capital expenditures and Business Adjusted EBITDA related to the 2016 Drop Down Assets for periods subsequent to the respective balance sheet date until December 31, 2019. We discount the Remaining Consideration using a commensurate risk-adjusted discount rate and recognize the change in present value of the Remaining Consideration in earnings in the period of change. Our recognition of the change in present value of the Remaining Consideration in the consolidated statements of operations represents the change in present value, which comprises a time value of money concept, as well as (i) actual results from the 2016 Drop Down Assets and (ii) adjustments to projections and the expected value of the Remaining Consideration (see Note 16).

Impairment of Long-Lived Assets. We test assets for impairment when events or circumstances indicate that the carrying value of a long-lived asset may not be recoverable. The carrying value of a long-lived asset (except goodwill) is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from its use and eventual disposition. If we conclude that an asset's carrying value will not be recovered through future cash flows, we recognize an impairment loss on the long-lived asset equal to the amount by which the carrying value exceeds its fair value. We determine fair value using either a market-based approach or an income-based approach.  We discuss our policy for goodwill impairment above.

Derivative Contracts.  We have commodity price exposure related to our sale of the physical natural gas we retain from certain DFW Midstream system customers and our procurement of electricity to operate the DFW Midstream system's electric-drive compression assets.  Our gas gathering agreements with certain DFW Midstream customers permit us to retain a certain quantity of natural gas that we gather to offset the power costs we incur to operate

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these electric-drive compression assets. We manage this direct exposure to natural gas and power prices through the use of forward power purchase contracts with wholesale power providers that require us to purchase a fixed quantity of power at a fixed heat rate based on prevailing natural gas prices based on the Waha Hub Index. Because we sell our retainage gas from these customers at prices that are based on the Waha Hub Index, we have effectively fixed the relationship between a portion of our compression electricity expense and natural gas retainage sales.

Accounting standards related to derivative instruments and hedging activities allow for normal purchase or sale elections and hedge accounting designations, which generally eliminate or defer the requirement for mark-to-market recognition in net income and thus reduce the volatility of net income that can result from fluctuations in fair values.  We have designated these contracts as normal under the normal purchase and sale exception under the accounting standards for derivatives. We do not enter into risk management contracts for speculative purposes.

Fair Value of Financial Instruments.  The fair-value-measurement standard under GAAP defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The standard characterizes inputs used in determining fair value according to a hierarchy that prioritizes those inputs based upon the degree to which the inputs are observable. The three levels of the fair value hierarchy are as follows:

•	Level 1. Inputs represent quoted prices in active markets for identical assets or liabilities;
•

Level 2. Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (for example, quoted market prices for similar assets or liabilities in active markets or quoted market prices for identical assets or liabilities in markets not considered to be active, inputs other than quoted prices that are observable for the asset or liability, or market-corroborated inputs); and

•

Level 3. Inputs that are not observable from objective sources, such as management’s internally developed assumptions used in pricing an asset or liability (for example, an internally developed present value of future cash flows model that underlies management's fair value measurement).

Commitments and Contingencies. We record accruals for loss contingencies when we determine that it is probable that a liability has been incurred and that such economic loss can be reasonably estimated. Such determinations are subject to interpretations of current facts and circumstances, forecasts of future events and estimates of the financial impacts of such events.  We recognize gain contingencies when their realization is assured beyond a reasonable doubt.

Noncontrolling Interest. Noncontrolling interest represents the ownership interests of third-party entities in the net assets of our consolidated subsidiaries. For financial reporting purposes, we consolidate OpCo and its wholly owned subsidiaries with our wholly owned subsidiaries and the 1% ownership interest in OpCo is reflected as noncontrolling interest in partners' capital. We reflect changes in our ownership of OpCo as adjustments to noncontrolling interest.

Revenue Recognition. We generate the majority of our revenue from the gathering, treating and processing services that we provide to our customers. We also generate revenue from our marketing of natural gas, NGLs and condensate. We realize revenues by receiving fees from our customers or by selling the residue natural gas, NGLs and condensate.

We recognize revenue earned from fee-based gathering, treating and processing services in gathering services and related fees revenue. We also earn revenue from the sale of physical natural gas purchased from our customers under percentage-of-proceeds arrangements. These revenues are recognized in natural gas, NGLs and condensate sales with corresponding expense recognition for the producer's share of the proceeds in cost of natural gas and NGLs. We sell substantially all of the natural gas that we retain from certain DFW Midstream customers to offset the power expenses of the electric-driven compression on the DFW Midstream system. We also sell condensate retained from our gathering services at Grand River. Revenues from the retainage of natural gas and condensate are recognized in natural gas, NGLs and condensate sales; the associated expense is included in

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operation and maintenance expense. Certain customers reimburse us for costs we incur on their behalf. We record costs incurred and reimbursed by our customers on a gross basis, with the revenue component recognized in other revenues.

We recognize revenue when all of the following criteria are met: (i) persuasive evidence of an exchange arrangement exists, (ii) delivery has occurred or services have been rendered, (iii) the price is fixed or determinable and (iv) collectability is reasonably assured.

We provide gathering and/or processing services principally under contracts that contain one or more of the following arrangements:

•

Fee-based arrangements. Under fee-based arrangements, we receive a fee or fees for one or more of the following services (i) natural gas gathering, treating and/or processing and (ii) crude oil and/or produced water gathering.

•

Percent-of-proceeds arrangements. Under percent-of-proceeds arrangements, we generally purchase natural gas from producers at the wellhead, or other receipt points, gather the wellhead natural gas through our gathering system, treat the natural gas, process the natural gas and/or sell the natural gas to a third party for processing. We then remit to our producers an agreed-upon percentage of the actual proceeds received from sales of the residue natural gas and NGLs. Certain of these arrangements may also result in returning all or a portion of the residue natural gas and/or the NGLs to the producer, in lieu of returning sales proceeds. The margins earned are directly related to the volume of natural gas that flows through the system and the price at which we are able to sell the residue natural gas and NGLs.

Certain of our gathering and processing agreements provide for a monthly, quarterly or annual MVC. Under these MVCs, our customers agree to ship and/or process a minimum volume of production on our gathering systems or to pay a minimum monetary amount over certain periods during the term of the MVC. A customer must make a shortfall payment to us at the end of the contracted measurement period if its actual throughput volumes are less than its MVC for that period. Certain customers are entitled to utilize shortfall payments to offset gathering fees in one or more subsequent contracted measurement periods to the extent that such customer's throughput volumes in a subsequent contracted measurement period exceed its MVC for that contracted measurement period.

We recognize customer billings for obligations under their MVCs as revenue when the obligations are billable under the contract and the customer does not have the right to utilize shortfall payments to offset gathering or processing fees in excess of its MVCs in subsequent periods.

We record customer billings for obligations under their MVCs as deferred revenue when the customer has the right to utilize shortfall payments to offset gathering or processing fees in subsequent periods. We recognize deferred revenue under these arrangements in revenue once all contingencies or potential performance obligations associated with the related volumes have either (i) been satisfied through the gathering or processing of future excess volume throughput, or (ii) expired (or lapsed) through the passage of time pursuant to the terms of the applicable gathering or processing agreement.  We also recognize deferred revenue in revenues when it is determined that a given amount of MVC shortfall payments cannot be recovered by offsetting gathering or processing fees in subsequent contracted measurement periods. In making this determination, we consider both quantitative and qualitative facts and circumstances, including, but not limited to, contract terms, capacity of the associated pipeline or receipt point and/or expectations regarding future investment, drilling and production.

We classify deferred revenue as a current liability for arrangements where the expiration of a customer's right to utilize shortfall payments is 12 months or less. We classify deferred revenue as noncurrent for arrangements where the expiration of the right to utilize shortfall payments and our estimate of its potential utilization is more than 12 months.

Unit-Based Compensation.  For awards of unit-based compensation, we determine a grant date fair value and recognize the related compensation expense in the statements of operations over the vesting period of the respective awards.

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Income Taxes.  As a partnership, we are generally not subject to federal and state income taxes, except as noted below. However, our unitholders are individually responsible for paying federal and state income taxes on their share of our taxable income. Net income or loss for GAAP purposes may differ significantly from taxable income reportable to our unitholders as a result of differences between the tax basis and the GAAP basis of assets and liabilities and the taxable income allocation requirements under our Partnership Agreement.

In general, legal entities that are chartered, organized or conducting business in the state of Texas are subject to a franchise tax (the "Texas Margin Tax"). The Texas Margin Tax has the characteristics of an income tax because it is determined by applying a tax rate to a tax base that considers both revenues and expenses.  Our financial statements reflect provisions for these tax obligations.

Earnings or Loss Per Unit. We determine basic EPU by dividing the net income or loss that is attributed, in accordance with the net income and loss allocation provisions of our Partnership Agreement, to limited partners under the two-class method, after deducting (i)  the 1% noncontrolling interest in OpCo (for periods subsequent to the 2016 Drop Down), (ii) any net income or loss of contributed subsidiaries that is attributable to Summit Investments, (iii) the General Partner's approximate 2% interest in net income or loss and (iv) any payment of IDRs, by the weighted-average number of limited partner units outstanding. Diluted EPU reflects the potential dilution that could occur if securities or other agreements to issue common units, such as unit-based compensation, were exercised, settled or converted into common units and included in the weighted-average number of units outstanding. When it is determined that potential common units resulting from an award subject to performance or market conditions should be included in the diluted EPU calculation, the impact is reflected by applying the treasury stock method.

Comprehensive Income or Loss.  Comprehensive income or loss is the same as net income or loss for all periods presented.

Environmental Matters.  We are subject to various federal, state and local laws and regulations relating to the protection of the environment. Liabilities for loss contingencies, including environmental remediation costs, arising from claims, assessments, litigation, fines and penalties and other sources are charged to expense when it is probable that a liability has been incurred and the amount of the assessment and/or remediation can be reasonably estimated. We accrue for losses associated with environmental remediation obligations when such losses are probable and reasonably estimable. Such accruals are adjusted as further information develops or circumstances change. Recoveries of environmental remediation costs from other parties or insurers are recorded as assets when their realization is assured beyond a reasonable doubt.

Carve-Out Entities, Assets, Liabilities and Expenses. For drop down transactions involving entities that were carved out of other entities, the majority of the assets and liabilities allocated to the carve-out entity are specifically identified based on the original entity's existing divisional organization. Goodwill is allocated to the carve-out entity based on initial purchase accounting estimates. Revenues and depreciation and amortization are specifically identified based on the relationship of the carve-out entity to the original entity's existing divisional structure. Operation and maintenance and general and administrative expenses are allocated to the carve-out entity based on volume throughput.

For drop down transactions involving assets, liabilities and expenses that were carved out of other entities, the majority of the assets and liabilities allocated to the carve-out are specifically identified based on the original entity's existing divisional organization. Depreciation and amortization are specifically identified based on the relationship of the carve-out entity to the original entity's existing divisional structure. General and administrative expenses are allocated to the carve-out entity based on an allocation of Summit Investments' consolidated expenses.

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Allocation of Certain Liabilities in Drop Downs. For drop down transactions involving assets for which their development was funded with debt incurred by Summit Investments or a subsidiary thereof, which was allocated to but not ultimately assumed by the Partnership and later replaced with bank borrowings or debt capital at the Partnership, we allocate a portion of that debt, net of debt issuance costs, to the drop down assets during the common control period. Interest expense is allocated and recognized during the common control period. Any outstanding debt balance or principal is included in the calculation of the excess or deficit of acquired carrying value relative to consideration paid and recognized.

Recent Accounting Pronouncements.  Accounting standard setters frequently issue new or revised accounting rules. We review new pronouncements to determine the impact, if any, on our financial statements.  Accounting standards that have or could possibly have a material effect on our financial statements are discussed below.

Recently Adopted Accounting Pronouncements.  We have recently adopted the following accounting pronouncements:

•

ASU No. 2015-03 Interest—Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs ("ASU 2015-03").  Under ASU 2015-03, entities that have historically presented debt issuance costs as an asset, related to a recognized debt liability, will be required to present those costs as a direct deduction from the carrying amount of that debt liability. In August 2015, the FASB amended ASU 2015-03 to address the presentation and subsequent measurement of debt issuance costs related to line of credit (“LOC”) arrangements. The amendment permits an entity to defer and present debt issuance costs as an asset and subsequently amortize debt issuance costs ratably over the term of a LOC arrangement, regardless of whether there are outstanding borrowings under that LOC arrangement.  This new standard became effective for fiscal years and interim periods within those years, beginning after December 15, 2015. The January 2016 adoption of this update resulted in a reclassification from other noncurrent assets to long-term debt of the debt issuance costs associated with our Senior Notes (see Note 9).  Debt issuance costs associated with the Revolving Credit Facility will remain in other noncurrent assets.  This standard had no impact on interest expense, net income or loss, EPU or partners' capital.

•

ASU No. 2016-15 Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments (a consensus of the Emerging Issues Task Force) ("ASU 2016-15").  ASU 2016-15 addresses how certain cash receipts and cash payments are presented and classified in the statements of cash flows. The applicable provisions relate to distributions received from equity method investees.  ASU 2016-15 prescribes a method for differentiating between returns of investment (which should be classified as inflows from investing activities) and returns on investment (which should be classified as inflows from operating activities). With respect to distributions from equity method investees, entities make this determination by applying a cumulative-earnings approach or a nature of the distribution approach. The ASU formalizes each of these methods and allows an entity to choose either one as an accounting policy election.  ASU 2016-15 is effective for public business entities for fiscal years beginning after December 15, 2017.  Early adoption is permitted.  The amendments in ASU 2016-15 are to be applied using a retrospective transition method to each period presented.  We have adopted the provisions of ASU 2016-15 as of December 31, 2016 and have elected the nature of the distribution approach.  The adoption of this standard had no impact on our financial statements.

Accounting Pronouncements Pending Adoption. We are currently in the process of evaluating the applicability and/or impact of the following accounting pronouncements:

•

ASU No. 2014-09 Revenue from Contracts with Customers (Topic 606) ("ASU 2014-09").  Under ASU 2014-09, revenue will be recognized under a five-step model: (i) identify the contract with the customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to performance obligations; and (v) recognize revenue when (or as) the performance obligation is satisfied.  ASU 2014-09 is effective for fiscal years and interim periods within those years, beginning after December 15, 2017 and allows for early adoption.  We expect to adopt the provisions of ASU 2014-09 effective January 1, 2018 using the modified retrospective method.

•

We have substantially completed our review of our existing contracts under the new guidance.  However, we are still assessing the financial statement impact of adoption for certain items discussed below.  For contracts where we perform gathering services and earn a per-unit fee which is recognized at a point in time, revenue will be recognized over time as the service is performed, which is expected to accelerate the

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recognition of revenue by an immaterial amount.  In addition, our contracts generally contain forms of what will be considered variable consideration, which will likely be constrained as the volumes are susceptible to factors outside of our control and influence.  However, we will be billing amounts that correspond directly to the value transferred such that the resulting revenue recognized will be similar to current GAAP.  Due to certain open technical issues, such as contributions in aid of construction and noncash consideration, as well as completion of our evaluations of MVCs, we cannot currently fully conclude on the impact of adoption.  We anticipate that we will be able to complete our assessment of the impact of adoption by the end of the third quarter of 2017.

•

ASU No. 2016-02 Leases (Topic 842) ("ASU 2016-02").  ASU 2016-02 requires that lessees recognize all leases on the balance sheet, with the exception of short-term leases.  A lease liability will be recorded for the obligation of a lessee to make lease payments arising from a lease.  A right-of-use asset will be recorded which represents the lessee’s right to use, or to control the use of, a specified asset for a lease term.  We are currently evaluating the impact of this guidance on lessor accounting but have made no determinations at this time.  ASU 2016-02 is effective for public companies for fiscal years beginning after December 15, 2018, and requires the modified retrospective approach for transition.  We are currently evaluating the provisions of ASU 2016-02 to determine its impact on our financial statements and related disclosures and expect to adopt its provisions effective January 1, 2019.

•

ASU No. 2016-08 Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net) ("ASU 2016-08").  ASU 2016-08 does not change the core principle of Topic 606, rather it clarifies the implementation guidance on principal versus agent considerations.  We expect to adopt the provisions of ASU 2016-08 effective January 1, 2018.  Our position regarding the impact of and transition method for this update is the same as for ASU 2014-09.

•

ASU No. 2016-09 Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting ("ASU 2016-09").  ASU 2016-09 simplifies several aspects for share-based payment award transactions, including income tax consequences, the liability or equity classification of awards and classification on the statements of cash flows.  ASU 2016-09 is effective for public companies for fiscal years beginning after December 15, 2016.  It does not specify a single transition approach, rather it specifies retrospective, modified retrospective and/or prospective transition approaches based on the aspect being applied.  As a partnership that is generally not subject to taxes, the primary impact of adopting ASU 2016-09 will be to change our classification of certain share-based payment awards activity in the statements of cash flows.

•

ASU No. 2016-10 Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing ("ASU 2016-10").  ASU 2016-10 clarifies the following two aspects of Topic 606 (i) identifying performance obligations and (ii) the licensing implementation guidance, while retaining the related principles for those areas.  We expect to adopt the provisions of ASU 2016-10 effective January 1, 2018.  Our position regarding the impact of and transition method for this update is the same as for ASU 2014-09.

•

ASU No. 2016-12 Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients ("ASU 2016-12").  ASU 2016-12 does not change the core principle of the guidance in Topic 606. Rather, the amendments therein affect only the narrow aspects of Topic 606 including assessing the collectability criterion and issues related to contract modification at transition and completed contracts at transition.  We expect to adopt the provisions of ASU 2016-12 effective January 1, 2018.  Our position regarding the impact of and transition method for this update is the same as for ASU 2014-09.

3. SEGMENT INFORMATION

We evaluate our business operations each reporting period to determine whether any of our gathering system operating segments in which we internally report financial information are considered significant and would require us to separately disclose certain segment financial information in our external reporting. As a result of our

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evaluation for the quarterly period ended June 30, 2017, we determined that both the Summit Utica natural gas gathering system and the Ohio Gathering natural gas gathering system, each previously reported within the Utica Shale reportable segment, were and are expected to continue to be significant operating segments. As such, we modified our current segments such that the Utica Shale reportable segment includes the Summit Utica gathering system and the Ohio Gathering reportable segment includes our ownership interest in OGC and OCC. We have disclosed the required segment information for Summit Utica and Ohio Gathering and the periods presented herein have been recast to reflect this change.

As of December 31, 2016, our reportable segments are:

•	the Utica Shale, which is served by Summit Utica;
•	Ohio Gathering, which includes our ownership interest in OGC and OCC;
•	the Williston Basin, which is served by Bison Midstream, Polar and Divide and Tioga Midstream;
•	the Piceance/DJ Basins, which is served by Grand River and Niobrara G&P;
•	the Barnett Shale, which is served by DFW Midstream; and
•	the Marcellus Shale, which is served by Mountaineer Midstream.

Each of our reportable segments provides midstream services in a specific geographic area. Our reportable segments reflect the way in which we internally report the financial information used to make decisions and allocate resources in connection with our operations.

As noted above, the Ohio Gathering reportable segment includes our investment in Ohio Gathering (see Note 7). Income or loss from equity method investees, as reflected on the statements of operations, solely relates to Ohio Gathering and is recognized and disclosed on a one-month lag (see Note 7). No other line items in the statements of operations or cash flows, as disclosed in the tables below, include results for our investment in Ohio Gathering.

Corporate and other represents those results that are (i) not specifically attributable to a reportable segment (ii) not individually reportable or (iii) that have not been allocated to our reportable segments, including certain general and administrative expense items and transaction costs, for the purpose of evaluating their performance.

Assets by reportable segment follow.

	December 31,
	2016	2015	2014
	(In thousands)
Assets:
Utica Shale	$199,392	$135,056	$29,415
Ohio Gathering	707,415	751,168	706,172
Williston Basin	724,084	740,361	861,461
Piceance/DJ Basins	843,440	866,095	941,382
Barnett Shale	404,314	416,586	428,935
Marcellus Shale	224,709	233,116	243,884
Total reportable segment assets	3,103,354	3,142,382	3,211,249
Corporate and other	12,294	22,290	31,213
Eliminations	(469)	—	—
Total assets	$3,115,179	$3,164,672	$3,242,462

For information on the sale or impairment of long-lived assets, other than goodwill, see Note 4.  For information on goodwill by reportable segment, including goodwill impairments, see Note 6.

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Revenues by reportable segment follow.

	Year ended December 31,
	2016	2015	2014
	(In thousands)
Revenues (1):
Utica Shale	$24,263	$4,700	$190
Williston Basin	122,174	98,929	109,807
Piceance/DJ Basins	149,903	180,418	161,477
Barnett Shale	79,956	88,042	93,001
Marcellus Shale	26,111	28,468	22,694
Total reportable segments revenue	402,407	400,557	387,169
Corporate and other	412	—	—
Eliminations	(457)	—	—
Total revenues	$402,362	$400,557	$387,169

(1) Excludes revenues earned by Ohio Gathering due to equity method accounting.

Counterparties accounting for more than 10% of total revenues were as follows:

	Year ended December 31,
	2016	2015	2014
Percentage of total revenues (1)(2):
Counterparty A - Piceance/DJ Basins	14%	16%	18%
Counterparty B - Piceance/DJ Basins	*	14%	*

* Less than 10%

(1) Total revenues include recognition of revenue during the year ended December 31, 2015 that was previously deferred in connection with certain MVCs (see Note 8).

(2) Excludes revenues earned by Ohio Gathering due to equity method accounting.

Depreciation and amortization by reportable segment follows.

	Year ended December 31,
	2016	2015	2014
	(In thousands)
Depreciation and amortization (1):
Utica Shale	$4,331	$1,417	$—
Williston Basin	33,676	31,376	24,027
Piceance/DJ Basins	49,140	47,433	42,959
Barnett Shale (2)	16,093	16,392	16,601
Marcellus Shale	8,841	8,682	7,648
Total reportable segment depreciation and amortization	112,081	105,300	91,235
Corporate and other	580	603	587
Total depreciation and amortization	$112,661	$105,903	$91,822

(1) Excludes depreciation and amortization recognized by Ohio Gathering due to equity method accounting.

(2) Includes the amortization expense associated with our favorable and unfavorable gas gathering contracts as reported in other revenues.

EX 99.3-22

EXHIBIT 99.3

Cash paid for capital expenditures by reportable segment follow.

	Year ended December 31,
	2016	2015	2014
	(In thousands)
Cash paid for capital expenditures (1):
Utica Shale	$78,708	$94,994	$24,787
Williston Basin	31,541	147,477	227,283
Piceance/DJ Basins	25,719	21,144	42,417
Barnett Shale	3,910	6,875	14,567
Marcellus Shale	1,173	1,306	33,866
Total reportable segment capital expenditures	141,051	271,796	342,920
Corporate and other	1,668	429	460
Total cash paid for capital expenditures	$142,719	$272,225	$343,380

(1) Excludes cash paid for capital expenditures by Ohio Gathering due to equity method accounting.

We assess the performance of our reportable segments based on segment adjusted EBITDA. We define segment adjusted EBITDA as total revenues less total costs and expenses; plus (i) other income excluding interest income, (ii) our proportional adjusted EBITDA for equity method investees, (iii) depreciation and amortization, (iv) adjustments related to MVC shortfall payments, (v) unit-based and noncash compensation, (vi) Deferred Purchase Price Obligation expense; (vii) impairments and (viii) other noncash expenses or losses, less other noncash income or gains.  We define proportional adjusted EBITDA for our equity method investees as the product of (i) total revenues less total expenses, excluding impairments and other noncash income or expense items and (ii) amortization for deferred contract costs; multiplied by our ownership interest in Ohio Gathering during the respective period.

For the purpose of evaluating segment performance, we exclude the effect of corporate and other revenues and expenses, such as certain general and administrative expenses (including compensation-related expenses and professional services fees), transaction costs, interest expense, Deferred Purchase Price Obligation income or expense and income tax expense or benefit from segment adjusted EBITDA.  In the first quarter of 2015, we discontinued allocating certain corporate expenses, primarily salaries, benefits, incentive compensation and rent expense, to our then-reportable segments.  This change in allocation methodology was not implemented by Summit Investments with respect to Polar and Divide or the 2016 Drop Down Assets.  As a result of accounting for their activity on an as-if pooled basis due to common control, general and administrative expense allocations were higher for Polar and Divide and the 2016 Drop Down Assets during their respective common control periods.

EX 99.3-23

EXHIBIT 99.3

Segment adjusted EBITDA by reportable segment follows.

	Year ended December 31,
	2016	2015	2014
	(In thousands)
Reportable segment adjusted EBITDA:
Utica Shale	$21,035	$2,206	$170
Ohio Gathering	45,602	33,667	6,006
Williston Basin	79,475	34,008	30,009
Piceance/DJ Basins	109,241	110,222	110,763
Barnett Shale	54,634	59,526	60,528
Marcellus Shale	19,203	23,214	15,940
Total of reportable segments’ measures of profit or loss	$329,190	$262,843	$223,416

A reconciliation of loss before income taxes and loss from equity method investees to total of reportable segments' measures of profit or loss follows.

	Year ended December 31,
	2016	2015	2014
	(In thousands)
Reconciliation of loss before income taxes and loss from equity method investees to total of reportable segments' measures of profit or loss:
Loss before income taxes and loss from equity method investees	$(7,768)	$(216,268)	$(29,802)
Add:
Corporate and other	37,589	27,352	15,441
Interest expense	63,810	59,092	48,586
Deferred Purchase Price Obligation expense	55,854	—	—
Depreciation and amortization	112,661	105,903	91,822
Proportional adjusted EBITDA for equity method investees	45,602	33,667	6,006
Adjustments related to MVC shortfall payments	11,600	(11,902)	26,565
Unit-based and noncash compensation	7,985	7,017	5,841
Loss (gain) on asset sales, net	93	(172)	442
Long-lived asset impairment	1,764	9,305	5,505
Goodwill impairment	—	248,851	54,199
Less:
Interest income	—	2	4
Impact of purchase price adjustment	—	—	1,185
Total of reportable segments' measures of profit or loss	$329,190	$262,843	$223,416

We include adjustments related to MVC shortfall payments in our calculation of segment adjusted EBITDA to account for (i) the net increases or decreases in deferred revenue for MVC shortfall payments and (ii) our inclusion of expected annual MVC shortfall payments.  With respect to the impact of a net change in deferred revenue for MVC shortfall payments, we treat increases in deferred revenue balances as a favorable adjustment to segment adjusted EBITDA, while decreases in deferred revenue balances are treated as an unfavorable adjustment to segment adjusted EBITDA.  We also include a proportional amount of any historical and expected MVC shortfall payments in each quarter prior to the quarter in which we actually recognize the shortfall payment.  The expected MVC shortfall payment adjustments have not been billed to our customers and are not recognized in our consolidated financial statements.

EX 99.3-24

EXHIBIT 99.3

Adjustments related to MVC shortfall payments by reportable segment follow.

	Year ended December 31, 2016
	Williston Basin	Piceance/DJ Basins	Barnett Shale	Total
	(In thousands)
Adjustments related to MVC shortfall payments:
Net change in deferred revenue for MVC shortfall payments	$8,691	$3,288	$(677)	$11,302
Expected MVC shortfall payments	—	(317)	615	298
Total adjustments related to MVC shortfall payments	$8,691	$2,971	$(62)	$11,600

	Year ended December 31, 2015
	Williston Basin	Piceance/DJ Basins	Barnett Shale	Total
	(In thousands)
Adjustments related to MVC shortfall payments:
Net change in deferred revenue for MVC shortfall payments	$11,870	$(21,623)	$(1,700)	$(11,453)
Expected MVC shortfall payments	—	33	(482)	(449)
Total adjustments related to MVC shortfall payments	$11,870	$(21,590)	$(2,182)	$(11,902)

	Year ended December 31, 2014
	Williston Basin	Piceance/DJ Basins	Barnett Shale	Total
	(In thousands)
Adjustments related to MVC shortfall payments:
Net change in deferred revenue for MVC shortfall payments	$10,743	$14,813	$821	$26,377
Expected MVC shortfall payments	—	381	(193)	188
Total adjustments related to MVC shortfall payments	$10,743	$15,194	$628	$26,565

4. PROPERTY, PLANT AND EQUIPMENT, NET

Details on property, plant and equipment follow.

	December 31,
	2016	2015
	(In thousands)
Gathering and processing systems and related equipment	$2,026,363	$1,883,139
Construction in progress	39,954	75,132
Land and line fill	11,442	11,055
Other	35,227	32,427
Total	2,112,986	2,001,753
Less accumulated depreciation	259,315	188,970
Property, plant and equipment, net	$1,853,671	$1,812,783

During 2016, 2015 and 2014, we identified certain events, facts and circumstances which indicated that certain of our property, plant and equipment could be impaired.  As such, we reviewed the assets that had been identified as potentially impaired and estimated the fair value of the identified property, plant and equipment using a market-based approach.  For the assets which had fair values below their carrying value, we recognized the following long-lived asset impairments, by segment.

	Year ended December 31,
	2016	2015	2014
	(In thousands)
Long-lived asset impairment:
Williston Basin	$569	$7,554	$—
Piceance/DJ Basins	—	1,220	—
Barnett Shale	1,195	531	5,505

EX 99.3-25

EXHIBIT 99.3

Our impairment determinations, in the context of these reviews, involved significant assumptions and judgments. Differing assumptions regarding any of these inputs could have a significant effect on the various valuations. As such, the fair value measurements utilized within these estimates are classified as non-recurring Level 3 measurements in the fair value hierarchy because they are not observable from objective sources. Due to the volatility of the inputs used, we cannot predict the likelihood of any future impairment.

During the fourth quarters of 2015 and 2014, we identified a need to evaluate the goodwill associated with certain of our gathering systems (see Note 6). In connection with these evaluations, we also evaluated the related property, plant and equipment associated therewith for impairment and concluded that no impairment was necessary.

Depreciation expense and capitalized interest follow.

	Year ended December 31,
	2016	2015	2014
	(In thousands)
Depreciation expense	$70,770	$63,915	$53,064
Capitalized interest	3,709	3,372	4,646

5. AMORTIZING INTANGIBLE ASSETS AND UNFAVORABLE GAS GATHERING CONTRACT

Details regarding our intangible assets and the unfavorable gas gathering contract (included in other noncurrent liabilities), all of which are subject to amortization, follow.

	December 31, 2016
	Useful lives (In years)	Gross carrying amount	Accumulated amortization	Net
		(Dollars in thousands)
Favorable gas gathering contracts	18.7	$24,195	$(10,795)	$13,400
Contract intangibles	12.5	426,464	(146,468)	279,996
Rights-of-way	26.1	153,015	(24,959)	128,056
Total intangible assets		$603,674	$(182,222)	$421,452

Unfavorable gas gathering contract	10.0	$10,962	$(6,916)	$4,046

	December 31, 2015
	Useful lives (In years)	Gross carrying amount	Accumulated amortization	Net
		(Dollars in thousands)
Favorable gas gathering contracts	18.7	$24,195	$(9,534)	$14,661
Contract intangibles	12.5	426,464	(111,052)	315,412
Rights-of-way	26.3	150,143	(18,906)	131,237
Total intangible assets		$600,802	$(139,492)	$461,310

Unfavorable gas gathering contract	10.0	$10,962	$(6,077)	$4,885

During the fourth quarters of 2015 and 2014, we identified a need to evaluate the goodwill associated with certain of our gathering systems (see Note 6). In connection with these evaluations, we also evaluated the related intangible assets associated therewith for impairment and concluded that no impairment was necessary.

EX 99.3-26

EXHIBIT 99.3

We recognized amortization expense in other revenues as follows:

	Year ended December 31,
	2016	2015	2014
	(In thousands)
Amortization expense – favorable gas gathering contracts	$(1,261)	$(1,478)	$(1,741)
Amortization expense – unfavorable gas gathering contract	839	692	797

We recognized amortization expense in costs and expenses as follows:

	Year ended December 31,
	2016	2015	2014
	(In thousands)
Amortization expense – contract intangibles	$35,416	$35,339	$32,554
Amortization expense – rights-of-way	6,053	5,863	5,260

The estimated aggregate annual amortization expected to be recognized as of December 31, 2016 for each of the five succeeding fiscal years follows.

	Intangible assets	Unfavorable gas gathering contract
	(In thousands)
2017	$41,854	$2,158
2018	41,323	1,888
2019	41,154	—
2020	43,403	—
2021	41,630	—

6. GOODWILL

Current and historical goodwill is related to the original acquisitions of the Grand River, Bison Midstream, Polar and Divide and Mountaineer Midstream systems. The assets acquired in the Polar and Divide Drop Down were carved out of Meadowlark Midstream.  As such, we elected to apply the historical cost approach to determine the amount of goodwill to assign to the Polar and Divide reporting unit.  Our procedures indicated that the remaining goodwill balance at Meadowlark Midstream immediately prior to the Polar and Divide Drop Down was entirely attributable to the Polar and Divide reporting unit.

A rollforward of goodwill by reportable segment and in total follows.

	Piceance/DJ Basins	Williston Basin	Marcellus Shale	Total
	(In thousands)
Goodwill, January 1, 2015	$45,478	$203,373	$16,211	$265,062
Goodwill impairment	(45,478)	(203,373)	—	(248,851)
Goodwill, December 31, 2015	—	—	16,211	16,211
Goodwill impairment	—	—	—	—
Goodwill, December 31, 2016	$—	$—	$16,211	$16,211

EX 99.3-27

EXHIBIT 99.3

Accumulated goodwill impairments by reportable segment for those reporting units that have previously recognized goodwill follow.

	December 31,
	2016	2015	2014
	(In thousands)
Accumulated goodwill impairment:
Piceance/DJ Basins	$45,478	$45,478	$—
Williston Basin	257,572	257,572	54,199
Total accumulated goodwill impairment	$303,050	$303,050	$54,199

As discussed in Note 2, we evaluate goodwill for impairment annually on September 30 and whenever events or circumstances indicate that it is more likely than not that the fair value of a reporting unit is less than its carrying value, including goodwill.

We performed our annual goodwill impairment testing for the Mountaineer Midstream reporting unit as of September 30, 2016 using a combination of the income and market approaches. We determined that its fair value substantially exceeded its carrying value, including goodwill; as such, there were no impairments of goodwill during 2016.

2014 Annual Impairment Evaluation.  In September 2014, we performed our annual goodwill impairment testing as of September 30 using a combination of the income and market approaches. We determined that the fair value of the Grand River, Mountaineer Midstream and Polar and Divide reporting units substantially exceeded their carrying value, including goodwill.  We also determined that the fair value of the Bison Midstream reporting unit exceeded its carrying value. However, it did not exceed its carrying value, including goodwill, by a substantial amount.  Because the fair value of each reporting unit exceeded its carrying value, including goodwill, there were no associated impairments of goodwill in connection with our 2014 annual goodwill impairment test.

Fourth Quarter 2014 Goodwill Impairment. During the latter part of the fourth quarter of 2014, the declines in prices for natural gas, NGLs and crude oil accelerated, negatively impacting producers in each of our areas of operation.  As a result, we considered whether the goodwill associated with our Grand River, Mountaineer Midstream, Polar and Divide and Bison Midstream reporting units could have been impaired.  Our assessments related to Grand River and Mountaineer Midstream did not result in an indication that the associated goodwill had been impaired.

Our assessment related to the Polar and Divide and Bison Midstream reporting units did result in an indication that the associated goodwill could have been impaired.  We noted that both reporting units were impacted by the recent price declines. We also noted that a key Bison Midstream customer announced that it was delaying its previously announced drilling plans which caused SMLP to reduce its forecasted volume assumption. The impact of these events increased the likelihood that the goodwill associated with the Polar and Divide and Bison Midstream reporting units could have been impaired.  As such, we concluded that a triggering event occurred during the fourth quarter of 2014 requiring that we test the goodwill associated with these reporting units for impairment.

In connection therewith, we reperformed our step one analyses for each as of December 31, 2014. To estimate the fair value of the reporting units, we utilized two valuation methodologies: the market approach and the income approach.

The results of our step one goodwill impairment testing indicated that the fair value of the Polar and Divide reporting unit exceeded its carrying value, including goodwill as of December 31, 2014. As a result, there was no associated impairment of goodwill in connection with the fourth quarter 2014 triggering event.

The results of our step one goodwill impairment testing indicated that the fair value of the Bison Midstream reporting unit was below its carrying value, including goodwill as of December 31, 2014.  As a result, we performed step two of the goodwill impairment test.

EX 99.3-28

EXHIBIT 99.3

To perform step two, we first determined the fair values of the identifiable assets and liabilities.  Significant assumptions utilized in the determination of the fair value of each reporting unit's individual assets and liabilities included the determination of discount rate and contributory asset charge utilized in our calculation of the fair value of our contract intangibles, expected levels of throughput volume and associated capital expenditures and commodity prices.

In the first quarter of 2015, we finalized our calculations of the fair values of the identified assets and liabilities in step two of the December 31, 2014 goodwill impairment testing for the Bison Midstream reporting unit. This process confirmed the preliminary goodwill impairment of $54.2 million that was recognized as of December 31, 2014.

2015 Annual Impairment Evaluation.  We performed our annual goodwill impairment testing as of September 30, 2015 using a combination of the income and market approaches. We determined that the fair value of the Grand River, Mountaineer Midstream and Polar and Divide reporting units exceeded their carrying value, including goodwill.  Because the fair value of each reporting unit exceeded its carrying value, including goodwill, there were no associated impairments of goodwill in connection with our 2015 annual goodwill impairment test.

Fourth Quarter 2015 Goodwill Impairments.  During the latter part of the fourth quarter of 2015 and the early part of the first quarter of 2016, the declines in forward prices for natural gas, NGLs and crude oil accelerated significantly.  As a result, the energy sector's public debt and equity market experienced increased volatility, particularly for comparable companies operating in the midstream services sector.  Additionally, during this period, the values of our publicly traded equity and debt instruments decreased as did those of comparable midstream companies.

Due to (i) the increased market volatility, (ii) the decrease in market values of comparable companies, (iii) the continued trend of falling commodity prices and (iv) the finalization of our annual financial and operating plans which took into account changes resulting from expected levels of drilling activity, we concluded that a triggering event occurred during the fourth quarter of 2015 requiring that we test the goodwill associated with our Grand River and Polar and Divide reporting units.  Our assessment related to Mountaineer Midstream did not result in an indication that a triggering event had occurred for Mountaineer Midstream.

In connection therewith, we updated our step one analyses as of December 31, 2015. These updated analyses indicated that the carrying values for Grand River and Polar and Divide exceeded their estimated fair values.  As a result, we then performed step two of the goodwill impairment test for both reporting units.

To perform step two, we first determined the estimated fair values of the identifiable assets and liabilities.  Significant assumptions utilized in the determination of the fair value of each reporting unit's individual assets and liabilities included the determination of discount rate taking into consideration company-specific risks and contributory asset charge utilized in our contract intangibles, expected levels of throughput volume and associated capital expenditures.

In the first quarter of 2016, we finalized our calculations of the fair values of the identified assets and liabilities in step two of the December 31, 2015 goodwill impairment testing for the Grand River and Polar and Divide reporting units.  This process confirmed the preliminary goodwill impairments of $45.5 million for Grand River and $203.4 million for Polar and Divide that were recognized as of December 31, 2015.

Fair Value Measurement.  Our impairment determinations, in the context of (i) our annual impairment evaluations and (ii) our other-than-annual impairment evaluations involved significant assumptions and judgments, as discussed above. Differing assumptions regarding any of these inputs could have a significant effect on the various valuations. As such, the fair value measurements utilized within these models are classified as non-recurring Level 3 measurements in the fair value hierarchy because they are not observable from objective sources. Due to the volatility of the inputs used, we cannot predict the likelihood of any future impairment.

EX 99.3-29

EXHIBIT 99.3

7. EQUITY METHOD INVESTMENTS

Ohio Gathering owns, operates and is currently developing midstream infrastructure consisting of a liquids-rich natural gas gathering system, a dry natural gas gathering system and a condensate stabilization facility in the Utica Shale Play in southeastern Ohio. Ohio Gathering provides gathering services pursuant to primarily long-term, fee-based gathering agreements, which include acreage dedications.

In January 2014, Summit Investments acquired a 1% ownership interest in Ohio Gathering from Blackhawk Midstream, LLC ("Blackhawk") for $190.0 million. Concurrent with this acquisition, Summit Investments made an $8.4 million capital contribution to Ohio Gathering to maintain its 1% ownership interest.

The ownership interest Summit Investments acquired from Blackhawk included an option to increase the holder's ownership interest in Ohio Gathering to 40% (the "Option").  In May 2014, Summit Investments exercised the Option to increase its ownership to 40% (the "Option Exercise") and made the following payments (i) $326.6 million of capital contribution true-ups, (ii) $50.4 million of additional capital contributions to maintain its 40% ownership interest and (iii) $5.4 million of management fee payments that were recognized as capital contributions in its Ohio Gathering capital accounts. Concurrent with and subsequent to the Option Exercise, the non-affiliated owners have retained their respective 60% ownership interest in Ohio Gathering (the "Non-affiliated Owners").

Summit Investments accounted for its initial ownership interests in Ohio Gathering under the cost method due to its ownership percentage and because it determined that it was not the primary beneficiary.  Subsequent to the Option Exercise, Summit Investments accounted for its ownership interests in Ohio Gathering as equity method investments because it had joint control with the Non-affiliated Owners, which gave it significant influence.  This shift from the cost method to the equity method required that Summit Investments retrospectively reflect its investment in Ohio Gathering and the associated results of operations as if it had been utilizing the equity method since the inception of its investment.

Summit Investments recognized the $190.0 million that it paid to Blackhawk as an investment in Ohio Gathering at inception. In addition, Ohio Gathering had assigned a value of $7.5 million to the Option, recognized it initially as an asset and concurrently attributed the value of the Option to Blackhawk's capital account.  Upon acquiring Blackhawk's interest, the Option was reclassified from Blackhawk's capital account to Summit Investments' capital account in Ohio Gathering's records.  Neither of these transactions involved a flow of funds to or from Ohio Gathering.  As such, they created a basis difference between its recorded investment in equity method investees and that recognized and attributed to Summit Investments by Ohio Gathering.  In accordance with the retrospective recognition triggered by the Option Exercise, in February 2014, Summit Investments began amortizing these basis differences over the weighted-average remaining life of the contracts underlying Ohio Gathering's operations. The impact of amortizing these two basis differences resulted in a net decrease to Summit Investments' investment in equity method investees.

Subsequent to the Option Exercise, Summit Investments continued to make capital contributions to Ohio Gathering along with receiving distributions such that it maintained its 40% ownership interest through the 2016 Drop Down.  Subsequent to the 2016 Drop Down, SMLP began making contributions and receiving distributions and will also continue amortizing the two basis differences, as noted above.

In June 2016, an impairment loss was recognized by OCC. We recorded our 40% share of the impairment loss, or $37.8 million, in loss from equity method investees in the consolidated statements of operations.

A reconciliation of our 40% ownership interest in Ohio Gathering to our investment per Ohio Gathering's books and records follows.

	2016	2015
	(In thousands)
Investment in equity method investees, December 31	$707,415	$751,168
December cash distributions	3,172	3,472
December cash contributions	(5,318)	—
Basis difference	(143,536)	(156,888)
Investment in equity method investees, net of basis difference, November 30	$561,733	$597,752

EX 99.3-30

EXHIBIT 99.3

Summarized balance sheet information for OGC and OCC follows (amounts represent 100% of investee financial information).

	November 30, 2016		November 30, 2015
	OGC	OCC	OGC	OCC
	(In thousands)
Current assets	$43,797	$2,546	$42,053	$6,633
Noncurrent assets	1,330,199	31,195	1,333,726	127,663
Total assets	$1,373,996	$33,741	$1,375,779	$134,296

Current liabilities	$22,067	$3,448	$34,996	$6,234
Noncurrent liabilities	8,396	13,111	5,538	12,545
Total liabilities	$30,463	$16,559	$40,534	$18,779

Summarized statements of operations information for OGC and OCC follows (amounts represent 100% of investee financial information).

	Twelve months ended November 30, 2016		Twelve months ended November 30, 2015		Ten months ended November 30, 2014
	OGC	OCC	OGC	OCC	OGC	OCC
	(In thousands)
Total revenues	$148,662	$15,791	$120,623	$9,467	$45,313	$—
Total operating expenses	96,647	111,528	96,948	15,633	64,166	2,208
Net income (loss)	52,009	(94,230)	23,655	(6,852)	(18,853)	(2,208)

8. DEFERRED REVENUE

The majority of our gas gathering agreements provide for a monthly, quarterly or annual MVC from our customers. The amount of the shortfall payment is based on the difference between the actual throughput volume shipped or processed for the applicable period and the MVC for the applicable period, multiplied by the applicable gathering or processing fee.

Many of our gas gathering agreements contain provisions that can reduce or delay the cash flows that we expect to receive from our MVCs to the extent that a customer's actual throughput volumes are above or below its MVC for the applicable contracted measurement period. These provisions include the following:

•

To the extent that a customer's throughput volumes are less than its MVC for the applicable period and the customer makes a shortfall payment, it may be entitled to an offset in one or more subsequent periods to the extent that its throughput volumes in subsequent periods exceed its MVC for those periods. In such a situation, we would not receive gathering fees on throughput in excess of that customer's MVC (depending on the terms of the specific gas gathering agreement) to the extent that the customer had made a shortfall payment with respect to one or more preceding measurement periods (as applicable).

•

To the extent that a customer's throughput volumes exceed its MVC in the applicable contracted measurement period, it may be entitled to apply the excess throughput against its aggregate MVC, thereby reducing the period for which its annual MVC applies. As a result of this mechanism, the weighted-average remaining period for which our MVCs apply will be less than the weighted-average of the original stated contract terms of our MVCs.

•

To the extent that certain of our customers' throughput volumes exceed its MVC for the applicable period, there is a crediting mechanism that allows the customer to build a bank of credits that it can utilize in the future to reduce shortfall payments owed in subsequent periods, subject to expiration if there is no shortfall in subsequent periods. The period over which this credit bank can be applied to future shortfall payments varies, depending on the particular gas gathering agreement.

EX 99.3-31

EXHIBIT 99.3

A rollforward of current deferred revenue follows.

	Williston Basin	Piceance/DJ Basins	Barnett Shale	Total current
	(In thousands)
Current deferred revenue, December 31, 2014	$—	$—	$2,377	$2,377
Additions	—	2,743	677	3,420
Less revenue recognized	—	2,743	2,377	5,120
Current deferred revenue, December 31, 2015	—	—	677	677
Additions	—	11,672	—	11,672
Less revenue recognized	—	11,672	677	12,349
Current deferred revenue, December 31, 2016	$—	$—	$—	$—

A rollforward of noncurrent deferred revenue follows.

	Williston Basin	Piceance/DJ Basins	Barnett Shale	Total noncurrent
	(In thousands)
Noncurrent deferred revenue, December 31, 2014	$17,132	$38,107	$—	$55,239
Additions	11,897	12,765	—	24,662
Less revenue recognized	27	34,388	—	34,415
Noncurrent deferred revenue, December 31, 2015	29,002	16,484	—	45,486
Additions	8,691	3,700	—	12,391
Less revenue recognized	—	412	—	412
Noncurrent deferred revenue, December 31, 2016	$37,693	$19,772	$—	$57,465

In September 2015, we determined that it would be remote for a certain Piceance/DJ Basins customer to ship volumes in excess of its MVC such that it could recover certain previous MVC shortfall payments, which had been recorded as deferred revenue, as an offset to future gathering fees.  We based this determination on public statements by the customer regarding future drilling and investment plans in the area covered by the MVC contract.  Due to the remote nature of having to perform any services associated with the previously deferred gathering revenue, we evaluated (i) the terms of the customer contract, (ii) the capacity of the central receipt points for throughput volumes covered by the MVC contract and (iii) the size of the AMI, including the number of drilling locations to determine what amount of previously deferred gathering revenue had met the criteria for revenue recognition.  Our evaluation resulted in the recognition of $34.4 million of gathering services and related fees revenue that had been previously deferred with a corresponding reduction to deferred revenue.  This represents recognition of amounts deferred up to the September 2015 event triggering the conclusion that the associated shortfall payments should be recognized as revenue.

As of December 31, 2016, accounts receivable included $46.0 million of total shortfall payment billings, of which $8.5 million related to MVC arrangements that can be utilized to offset gathering fees in subsequent periods.

EX 99.3-32

EXHIBIT 99.3

9. DEBT

Debt consisted of the following:

	December 31,
	2016	2015
	(In thousands)
Summit Holdings variable rate senior secured Revolving Credit Facility (3.27% at December 31, 2016 and 2.93% at December 31, 2015) due November 2018	$648,000	$344,000
Summit Holdings 5.5% senior unsecured notes due August 2022	300,000	300,000
Less unamortized debt issuance costs (1)	(3,516)	(4,139)
Summit Holdings 7.5% senior unsecured notes due July 2021	300,000	300,000
Less unamortized debt issuance costs (1)	(4,183)	(5,091)
SMP Holdings variable rate senior secured revolving credit facility (2.43% at December 31, 2015) (2)	—	115,000
SMP Holdings variable rate senior secured term loan (2.43% at December 31, 2015) (2)	—	217,500
Total long-term debt	$1,240,301	$1,267,270

(1)  Issuance costs are being amortized over the life of the notes.

(2)  Debt was allocated to the 2016 Drop Down Assets prior to the closing of the 2016 Drop Down but was retained by Summit Investments after close.

The aggregate amount of debt maturing during each of the years after December 31, 2016 are as follow (in thousands):

2017	$—
2018	648,000
2019	—
2020	—
2021	300,000
Thereafter	300,000
Total long-term debt	$1,248,000

Revolving Credit Facility.  Summit Holdings has a senior secured Revolving Credit Facility which allows for revolving loans, letters of credit and swingline loans. The Revolving Credit Facility has a $1.25 billion borrowing capacity, matures in November 2018, and includes a $200.0 million accordion feature.

In February 2016, we closed on an amendment to the Revolving Credit Facility, which became effective concurrent with the March 2016 closing of the 2016 Drop Down. In connection with this amendment, (i) the Revolving Credit Facility's borrowing capacity increased from $700.0 million to $1.25 billion, (ii) a new investment basket allowing the Co-Issuers (as defined below) to buy back up to $100.0 million of our outstanding senior unsecured notes was included, (iii) the total leverage ratio was increased to 5.5 to 1.0 through December 31, 2016 and (iv) various amendments were approved to facilitate the 2016 Drop Down.  There was no change to the pricing or the maturity date of the Revolving Credit Facility in connection with this amendment.

Borrowings under the Revolving Credit Facility bear interest at LIBOR or an Alternate Base Rate ("ABR") plus an applicable margin ranging from 0.75% to 1.75% for ABR borrowings and 1.75% to 2.75% for LIBOR borrowings, with the commitment fee ranging from 0.30% to 0.50% in each case based on our relative leverage at the time of determination. At December 31, 2016, the applicable margin under LIBOR borrowings was 2.50%, the interest rate was 3.27% and the unused portion of the Revolving Credit Facility totaled $602.0 million (subject to a commitment fee of 0.50%).

The Revolving Credit Facility is secured by the membership interests of Summit Holdings and those of its subsidiaries. Substantially all of Summit Holdings' and its subsidiaries' assets are pledged as collateral under the

EX 99.3-33

EXHIBIT 99.3

Revolving Credit Facility. Prior to the 2016 Drop Down, the Revolving Credit Facility and Summit Holdings' obligations, were guaranteed by SMLP, Bison Midstream and its subsidiaries, Grand River and its subsidiary and DFW Midstream (the "Guarantor Subsidiaries" prior to the 2016 Drop Down).

Following the 2016 Drop Down, OpCo GP, OpCo, Summit Utica, Meadowlark Midstream and Tioga Midstream were added as subsidiary guarantors of the Revolving Credit Facility and the Senior Notes (as defined below).  On August 5, 2016, a consent and waiver agreement to the Revolving Credit Facility was executed effective March 30, 2016 (the "Consent and Waiver Agreement"), which removed the guarantees of OpCo, Summit Utica, Meadowlark Midstream and Tioga Midstream (collectively, the "Non-Guarantor Subsidiaries") from the Revolving Credit Facility and concurrently, from the Senior Notes.

The Revolving Credit Facility contains affirmative and negative covenants customary for credit facilities of its size and nature that, among other things, limit or restrict the ability to: (i) incur additional debt; (ii) make investments; (iii) engage in certain mergers, consolidations, acquisitions or sales of assets; (iv) enter into swap agreements and power purchase agreements; (v) enter into leases that would cumulatively obligate payments in excess of $30.0 million over any 12-month period; and (vi) prohibits the payment of distributions by Summit Holdings if a default then exists or would result therefrom, and otherwise limits the amount of distributions Summit Holdings can make. In addition, the Revolving Credit Facility requires Summit Holdings to maintain a ratio of consolidated trailing 12-month earnings before interest, income taxes, depreciation and amortization ("EBITDA," as defined in the credit agreement) to net interest expense of not less than 2.5 to 1.0 (as defined in the credit agreement) and a ratio of total net indebtedness to consolidated trailing 12-month EBITDA of not more than 5.0 to 1.0, or not more than 5.5 to 1.0 for up to 270 days following certain acquisitions.  Additionally, the total leverage ratio upper limit can be increased from 5.0 to 1.0 to 5.5 to 1.0 at our option, subject to the inclusion of a senior secured leverage ratio (senior secured net indebtedness to consolidated trailing 12-month EBITDA, as defined in the credit agreement) upper limit of 3.75 to 1.0.

As of December 31, 2016, we were in compliance with the Revolving Credit Facility's covenants. There were no defaults or events of default during the year ended December 31, 2016.

Senior Notes.  In July 2014, Summit Holdings and its 100% owned finance subsidiary, Finance Corp., together with Summit Holdings, the "Co-Issuers"), co-issued $300.0 million of 5.5% senior unsecured notes maturing August 15, 2022 (the "5.5% Senior Notes").  In June 2013, the Co-Issuers co-issued $300.0 million of 7.5% senior unsecured notes maturing July 1, 2021 (the "7.5% Senior Notes" and together with the 5.5% Senior Notes, the "Senior Notes").

Following execution of the Consent and Waiver Agreement, Bison Midstream and its subsidiaries, Grand River and its subsidiary, DFW Midstream and OpCo GP (collectively, the "Guarantor Subsidiaries" subsequent to the 2016 Drop Down after giving effect to the Consent and Waiver Agreement) and SMLP have fully and unconditionally and jointly and severally guaranteed the 5.5% Senior Notes and the 7.5% Senior Notes (collectively, the "Senior Notes") (see Note 17).  Prior to execution of the Consent and Waiver Agreement, the Senior Notes were guaranteed by SMLP and its then-subsidiaries other than the Co-Issuers.  At no time have the Senior Notes been guaranteed by the Co-Issuers.  There are no significant restrictions on the ability of SMLP or Summit Holdings to obtain funds from its subsidiaries by dividend or loan.  Finance Corp. has had no assets or operations since inception in 2013.

Subsequent Events. In February 2017, we amended the 2014 SRS to include additional guarantor subsidiaries and completed a public offering of $500.0 million principal 5.75% senior unsecured notes maturing April 15, 2025.  Concurrent therewith, we made a tender offer to purchase all of the outstanding 7.5% Senior Notes.  The tender offer expired on February 14, 2017 with $276.9 million validly tendered.  On February 16, 2017, we issued a notice of redemption for the 7.5% Senior Notes that remained outstanding subsequent to the tender offer.  The remaining $23.1 million of 7.5% Senior Notes will be redeemed on March 18, 2017, with payment made on March 20, 2017.  In addition to using the proceeds to purchase all of the outstanding 7.5% Senior Notes, we have also used the proceeds to repay a portion of the outstanding borrowings under our Revolving Credit Facility.  Remaining unamortized debt issuance costs on the 7.5% Senior Notes will be written off in the first quarter of 2017.

5.5% Senior Notes. We pay interest on the 5.5% Senior Notes semi-annually in cash in arrears on February 15 and August 15 of each year. The 5.5% Senior Notes are senior, unsecured obligations and rank equally in right of

EX 99.3-34

EXHIBIT 99.3

payment with all of our existing and future senior obligations. The 5.5% Senior Notes are effectively subordinated in right of payment to all of our secured indebtedness, to the extent of the collateral securing such indebtedness.  We used the proceeds from the issuance of the 5.5% Senior Notes to repay a portion of the balance outstanding under our Revolving Credit Facility.

At any time prior to August 15, 2017, the Co-Issuers may redeem up to 35% of the aggregate principal amount of the 5.5% Senior Notes at a redemption price of 105.500% of the principal amount of the 5.5% Senior Notes, plus accrued and unpaid interest, if any, to the redemption date, with an amount not greater than the net cash proceeds of certain equity offerings.  On and after August 15, 2017, the Co-Issuers may redeem all or part of the 5.5% Senior Notes at a redemption price of 104.125% (with the redemption premium declining ratably each year to 100.000% on and after August 15, 2020), plus accrued and unpaid interest, if any. Debt issuance costs of $5.1 million are being amortized over the life of the senior notes.

The 5.5% Senior Notes' indenture restricts SMLP’s and the Co-Issuers’ ability and the ability of certain of their subsidiaries to: (i) incur additional debt or issue preferred stock; (ii) make distributions, repurchase equity or redeem subordinated debt; (iii) make payments on subordinated indebtedness; (iv) create liens or other encumbrances; (v) make investments, loans or other guarantees; (vi) sell or otherwise dispose of a portion of their assets; (vii) engage in transactions with affiliates; and (viii) make acquisitions or merge or consolidate with another entity. These covenants are subject to a number of important exceptions and qualifications. At any time when the senior notes are rated investment grade by each of Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services and no default or event of default under the indenture has occurred and is continuing, many of these covenants will terminate.

The 5.5% Senior Notes' indenture provides that each of the following is an event of default: (i) default for 30 days in the payment when due of interest on the 5.5% Senior Notes; (ii) default in the payment when due of the principal of, or premium, if any, on the 5.5% Senior Notes; (iii) failure by the Co-Issuers or SMLP to comply with certain covenants relating to mergers and consolidations, change of control or asset sales; (iv) failure by SMLP for 180 days after notice to comply with certain covenants relating to the filing of reports with the SEC; (v) failure by the Co-Issuers or SMLP for 30 days after notice to comply with any of the other agreements in the indenture; (vi) specified defaults under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by SMLP or any of its restricted subsidiaries (or the payment of which is guaranteed by SMLP or any of its restricted subsidiaries); (vii) failure by SMLP or any of its restricted subsidiaries to pay certain final judgments aggregating in excess of $20.0 million; (viii) except as permitted by the indenture, any guarantee of the senior notes shall cease for any reason to be in full force and effect or any guarantor, or any person acting on behalf of any guarantor, shall deny or disaffirm its obligations under its guarantee of the senior notes; and (ix) certain events of bankruptcy, insolvency or reorganization described in the indenture.  In the case of an event of default as described in the foregoing clause (ix), all outstanding 5.5% Senior Notes will become due and payable immediately without further action or notice. If any other event of default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding 5.5% Senior Notes may declare all the 5.5% Senior Notes to be due and payable immediately.

As of December 31, 2016, we were in compliance with the covenants of the 5.5% Senior Notes and there were no defaults or events of default during the year ended December 31, 2016.

7.5% Senior Notes. The 7.5% Senior Notes were sold within the United States only to qualified institutional buyers in reliance on Rule 144A under the Securities Act and outside the United States only to non-U.S. persons in reliance on Regulation S under the Securities Act.  Effective as of April 7, 2014, all of the holders of our 7.5% Senior Notes exchanged their unregistered senior notes and the guarantees of those notes for registered notes and guarantees. The terms of the registered senior notes were substantially identical to the terms of the unregistered senior notes, except that the transfer restrictions, registration rights and provisions for additional interest relating to the unregistered senior notes did not apply to the registered senior notes.

We paid interest on the 7.5% Senior Notes semi-annually in cash in arrears on January 1 and July 1 of each year.  Debt issuance costs of $7.4 million were being amortized to interest expense over the life of the senior notes.  The

EX 99.3-35

EXHIBIT 99.3

7.5% Senior Notes were senior, unsecured obligations and ranked equally in right of payment with all of our then-existing senior obligations. The 7.5% Senior Notes were effectively subordinated in right of payment to all of our secured indebtedness, to the extent of the collateral securing such indebtedness. We used the proceeds from the issuance of the 7.5% Senior Notes to repay a portion of the balance outstanding under our Revolving Credit Facility.

Subsequent to June 2016, in accordance with the terms of the indenture, the Co-Issuers could redeem all or part of the 7.5% Senior Notes at a redemption price of 105.625% (with the redemption premium declining ratably each year to 100.000% on and after July 1, 2019), plus accrued and unpaid interest, if any.

The 7.5% Senior Notes indenture restricted SMLP’s and the Co-Issuers’ ability and the ability of certain of their subsidiaries to: (i) incur additional debt or issue preferred stock; (ii) make distributions, repurchase equity or redeem subordinated debt; (iii) make payments on subordinated indebtedness; (iv) create liens or other encumbrances; (v) make investments, loans or other guarantees; (vi) sell or otherwise dispose of a portion of their assets; (vii) engage in transactions with affiliates; and (viii) make acquisitions or merge or consolidate with another entity. These covenants were subject to a number of important exceptions and qualifications.

As of December 31, 2016, we were in compliance with the covenants for the 7.5% Senior Notes and there were no defaults or events of default during the year ended December 31, 2016.

SMP Holdings Credit Facility.  SMP Holdings had a $250.0 million revolving credit facility (the "SMP Revolving Credit Facility") and a $200.0 million term loan (the "Term Loan" and, collectively with the SMP Revolving Credit Facility, the "SMP Holdings Credit Facility").  Because funding from the SMP Holdings Credit Facility was used to support the development of the 2016 Drop Down Assets, Summit Investments allocated the SMP Holdings Credit Facility to the Partnership during the common control period.  Borrowings under the SMP Holdings Credit Facility incurred interest at LIBOR or a base rate (as defined in the credit agreement) plus an applicable margin.

In March 2014, Summit Investments repaid the then-outstanding $100.0 million remaining balance on the Term Loan as well as $95.0 million then outstanding under the SMP Revolving Credit Facility.  It wrote off $1.5 million of debt issuance costs in connection with these repayments. In May 2014, Summit Investments borrowed $400.0 million pursuant to the Term Loan accordion and in May 2015, it repaid the then-outstanding remaining balance of the Term Loan accordion and wrote off $0.7 million of debt issuance costs in connection therewith.  The allocation of activity under the SMP Revolving Credit Facility ended concurrent with the closing of the 2016 Drop Down.

10. FINANCIAL INSTRUMENTS

Concentrations of Credit Risk. Financial instruments that potentially subject us to concentrations of credit risk consist of cash and cash equivalents and accounts receivable. We maintain our cash and cash equivalents in bank deposit accounts that frequently exceed federally insured limits. We have not experienced any losses in such accounts and do not believe we are exposed to any significant risk.

Accounts receivable primarily comprise amounts due for the gathering, treating and processing services we provide to our customers and also the sale of natural gas liquids resulting from our processing services. This industry concentration has the potential to impact our overall exposure to credit risk, either positively or negatively, in that our customers may be similarly affected by changes in economic, industry or other conditions. We monitor the creditworthiness of our counterparties and can require letters of credit for receivables from counterparties that are judged to have substandard credit, unless the credit risk can otherwise be mitigated. Our top five customers or counterparties accounted for 62% of total accounts receivable at December 31, 2016, compared with 68% as of December 31, 2015.

Fair Value. The carrying amount of cash and cash equivalents, accounts receivable and trade accounts payable reported on the balance sheet approximates fair value due to their short-term maturities.

The Deferred Purchase Price Obligation's carrying value is its fair value because carrying value represents the present value of the payment expected to be made in 2020. Our calculation of the Deferred Purchase Price

EX 99.3-36

EXHIBIT 99.3

Obligation involves significant assumptions and judgments. Differing assumptions regarding any of these inputs could have a material effect on the ultimate cash payment and the Deferred Purchase Price Obligation. As such, its fair value measurement is classified as a non-recurring Level 3 measurement in the fair value hierarchy because our assumptions and judgments are not observable from objective sources (see Note 16).

The Deferred Purchase Price Obligation represents our only Level 3 financial instrument fair value measurement.  A rollforward of our Level 3 liability measured at fair value on a recurring basis follows.

Year ended December 31, 2016
(In thousands)
Level 3 liability, beginning of period	$—
Addition	507,427
Change in fair value	55,854
Level 3 liability, end of period	$563,281

A summary of the estimated fair value of our debt financial instruments follows.

	December 31, 2016		December 31, 2015
	Carrying value	Estimated fair value (Level 2)	Carrying value	Estimated fair value (Level 2)
	(In thousands)
Summit Holdings Revolving Credit Facility	$648,000	$648,000	$344,000	$344,000
Summit Holdings 5.5% Senior Notes ($300.0 million principal)	296,484	294,500	295,861	224,000
Summit Holdings 7.5% Senior Notes ($300.0 million principal)	295,817	316,000	294,909	257,000
SMP Holdings revolving credit facility (1)	—	—	115,000	115,000
SMP Holdings term loan (1)	—	—	217,500	217,500

(1) Debt was allocated to the 2016 Drop Down Assets prior to the closing of the 2016 Drop Down but was retained by Summit Investments after close.

The carrying value on the balance sheet of each revolving credit facility and the term loan is its fair value due to its floating interest rate. The fair value for the Senior Notes is based on an average of nonbinding broker quotes as of December 31, 2016 and 2015. The use of different market assumptions or valuation methodologies may have a material effect on the estimated fair value of the Senior Notes.

EX 99.3-37

EXHIBIT 99.3

11. PARTNERS' CAPITAL

A rollforward of the number of common limited partner, subordinated limited partner and General Partner units follows.

	Common	Subordinated	General Partner	Total
Units, January 1, 2014	29,079,866	24,409,850	1,091,453	54,581,169
Units issued in connection with the March Equity 2014 Offering	5,300,000	—	—	5,408,337
Contribution from General Partner	—	—	108,337	108,337
Net units issued under SMLP LTIP	46,647	—	861	47,508
Units, December 31, 2014	34,426,513	24,409,850	1,200,651	60,037,014
Units issued in connection with the May 2015 Equity Offering	7,475,000	—	—	7,475,000
Contribution from General Partner	—	—	152,551	152,551
Net units issued under SMLP LTIP	161,131	—	1,498	162,629
Units, December 31, 2015	42,062,644	24,409,850	1,354,700	67,827,194
Subordinated units conversion	24,409,850	(24,409,850)	—	—
Units issued in connection with the September 2016 Equity Offering	5,500,000	—	—	5,500,000
Contribution from General Partner	—	—	112,245	112,245
Net units issued under SMLP LTIP	138,627	—	4,242	142,869
Units, December 31, 2016	72,111,121	—	1,471,187	73,582,308

Unit Offerings.  In March 2014, we completed an underwritten public offering of 10,350,000 common units at a price of $38.75 per unit, of which 5,300,000 common units were offered by the Partnership and 5,050,000 common units were offered by a subsidiary of Summit Investments, pursuant to an effective shelf registration statement on Form S-3 previously filed with the SEC. Concurrently, our General Partner made a capital contribution to maintain its approximate 2% general partner interest in SMLP.  We used the proceeds from the primary offering and the General Partner capital contribution to fund a portion of the purchase of Red Rock Gathering.

In September 2014, we completed a secondary underwritten public offering of 4,347,826 SMLP common units held by a subsidiary of Summit Investments pursuant to an effective shelf registration statement on Form S-3 previously filed with the SEC. We did not receive any proceeds from this offering.

In May 2015, we completed an underwritten public offering of 6,500,000 common units at a price of $30.75 per unit pursuant to an effective shelf registration statement on Form S-3 previously filed with the SEC (the "May 2015 Equity Offering"). On May 22, 2015, the underwriters exercised in full their option to purchase an additional 975,000 common units from us at a price of $30.75 per unit. Concurrent with both transactions, our General Partner made a capital contribution to us to maintain its approximate 2% general partner interest.

In September 2016, we completed an underwritten public offering of 5,500,000 common units at a price of $23.20 per unit pursuant to an effective shelf registration statement on Form S-3 previously filed with the SEC (the "September 2016 Equity Offering").  Following the September 2016 Equity Offering, our General Partner made a capital contribution to us to maintain its approximate 2% general partner interest.  We used the net proceeds from the September 2016 Equity Offering to pay down our Revolving Credit Facility.

In January 2017, we completed a secondary underwritten public offering of 4,000,000 SMLP common units held by a subsidiary of Summit Investments pursuant to an effective shelf registration statement on Form S-3 previously filed with the SEC. We did not receive any proceeds from this offering.

EX 99.3-38

EXHIBIT 99.3

Subordination.  The subordination period ended in conjunction with the February 2016 distribution payment in respect of the fourth quarter of 2015 and the then-outstanding subordinated units converted to common units on a one-for-one basis.  Prior to the end of the subordination period, the principal difference between our common units and subordinated units was that holders of the subordinated units were not entitled to receive any distribution of available cash until the common units had received the minimum quarterly distribution ("MQD") plus any arrearages in the payment of the MQD from prior quarters.

Noncontrolling Interest.  We have recorded Summit Investments' indirect retained ownership interest in OpCo and its subsidiaries as a noncontrolling interest in the consolidated financial statements.

Summit Investments' Equity in Contributed Subsidiaries.  Summit Investments' equity in contributed subsidiaries represents its position in the net assets of the 2016 Drop Down Assets, Polar and Divide, Red Rock Gathering and Bison Midstream that have been acquired by SMLP. The balance also reflects net income attributable to Summit Investments for the 2016 Drop Down Assets, Polar and Divide, Red Rock Gathering and Bison Midstream for the periods beginning on their respective acquisition dates by Summit Investments and ending on the dates they were acquired by the Partnership.  Net income or loss was attributed to Summit Investments for:

•	the 2016 Drop Down Assets for the period from January 1, 2014 to March 3, 2016;
•	Polar and Divide for the period from January 1, 2014 to May 18, 2015; and
•	Red Rock Gathering for the period from January 1, 2014 to March 18, 2014.

Although included in partners' capital, any net income or loss attributable to Summit Investments is excluded from the calculation of EPU.

2016 Drop Down.  On March 3, 2016, we acquired the 2016 Drop Down Assets from a subsidiary of Summit Investments. We paid cash consideration of $360.0 million and recognized a Deferred Purchase Price Obligation of $507.4 million in exchange for Summit Investments' $1.11 billion net investment in the 2016 Drop Down Assets (see Note 16).  In June 2016, we received a working capital adjustment of $0.6 million from a subsidiary of Summit Investments.  We recognized a capital contribution from Summit Investments for the difference between (i) the net cash consideration paid and the Deferred Purchase Price Obligation and (ii) Summit Investments' net investment in the 2016 Drop Down Assets.

The calculation of the capital contribution and its allocation to partners' capital follows (in thousands).

Summit Investments' net investment in the 2016 Drop Down Assets	$771,929
SMP Holdings borrowings allocated to 2016 Drop Down Assets and retained by Summit Investments	342,926
Acquired carrying value of 2016 Drop Down Assets		$1,114,855

Deferred Purchase Price Obligation	$507,427
Borrowings under Revolving Credit Facility	360,000
Working capital adjustment received from a subsidiary of Summit Investments	(569)
Total consideration paid and recognized by SMLP		866,858
Excess of acquired carrying value over consideration paid and recognized		$247,997

Allocation of capital contribution:
General partner interest	$4,953
Common limited partner interest	243,044
Partners' capital contribution – excess of acquired carrying value over consideration paid and recognized		$247,997

EX 99.3-39

EXHIBIT 99.3

Polar and Divide Drop Down.  On May 18, 2015, we acquired 100% of the membership interests in Polar Midstream and Epping from a subsidiary of Summit Investments. We paid total net cash consideration of $285.7 million in exchange for Summit Investments' $416.0 million net investment in Polar Midstream and Epping, including customary working capital and capital expenditures adjustments (see Note 16 for additional information).  We recognized a capital contribution from Summit Investments for the difference between cash consideration paid and Summit Investments' net investment in Polar Midstream and Epping.

The calculation of the capital contribution and its allocation to partners' capital follow (in thousands).

Summit Investments' net investment in Polar Midstream and Epping		$416,044
Total net cash consideration paid to a subsidiary of Summit Investments		285,677
Excess of acquired carrying value over consideration paid		$130,367

Allocation of capital contribution:
General partner interest	$2,607
Common limited partner interest	80,079
Subordinated limited partner interest	47,681
Partners' capital contribution – excess of acquired carrying value over consideration paid		$130,367

Red Rock Drop Down.  On March 18, 2014, we acquired 100% of the membership interests in Red Rock Gathering from a subsidiary of Summit Investments. We paid total net cash consideration of $307.9 million (including working capital adjustments accrued in December 2014 and cash settled in February 2015) in exchange for Summit Investments' $241.8 million net investment in Red Rock Gathering.  As a result of the excess of the purchase price over acquired carrying value of Red Rock Gathering, SMLP recognized a capital distribution to Summit Investments.

The calculation of the capital distribution and its allocation to partners' capital follow (in thousands).

Summit Investments' net investment in Red Rock Gathering		$241,817
Total net cash consideration paid to a subsidiary of Summit Investments		307,941
Excess of consideration paid over acquired carrying value		$(66,124)

Allocation of capital distribution:
General partner interest	$(1,323)
Common limited partner interest	(37,910)
Subordinated limited partner interest	(26,891)
Partners' capital distribution – excess of consideration paid over acquired carrying value		$(66,124)

Cash Distribution Policy

Our cash distribution policy, as expressed in our Partnership Agreement, may not be modified or repealed without amending our Partnership Agreement. Our Partnership Agreement requires that we distribute all of our available cash (as defined below) within 45 days after the end of each quarter to unitholders of record on the applicable record date.  Our policy is to distribute to our unitholders an amount of cash each quarter that is equal to or greater than the MQD stated in our Partnership Agreement.

EX 99.3-40

EXHIBIT 99.3

General Partner Interest.  Our General Partner is entitled to an equivalent percentage of all distributions that we make prior to our liquidation based on its respective general partner interest, up to a maximum of 2%. Our General Partner has the right, but not the obligation, to contribute a proportionate amount of capital to us to maintain its current general partner interest. Our General Partner's interest in our distributions will be reduced if we issue additional units in the future and our General Partner does not contribute a proportionate amount of capital to us to maintain its general partner interest immediately prior to the unit issuance.

Minimum Quarterly Distribution.  Our Partnership Agreement generally requires that we make a minimum quarterly distribution to the holders of our common units of $0.40 per unit, or $1.60 on an annualized basis, to the extent we have sufficient cash from our operations after the establishment of cash reserves and the payment of costs and expenses, including reimbursements of expenses to our General Partner. The amount of distributions paid under our policy is subject to fluctuations based on the amount of cash we generate from our business and the decision to make any distribution is determined by our General Partner, taking into consideration the terms of our Partnership Agreement.

Definition of Available Cash.  Available cash generally means, for any quarter, all cash on hand at the end of that quarter:

•	less the amount of cash reserves established by our General Partner at the date of determination of available cash for that quarter to:
•	provide for the proper conduct of our business (including reserves for our future capital expenditures and anticipated future debt service requirements);
•	comply with applicable law, any of our debt instruments or other agreements; or
•

provide funds for distributions to our unitholders and to our General Partner for any one or more of the next four quarters (provided that our General Partner may not establish cash reserves for distributions unless it determines that the establishment of reserves will not prevent us from distributing the minimum quarterly distribution on all common units and any cumulative arrearages on such common units for the current quarter);

•

plus, if our General Partner so determines, all or any portion of the cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made subsequent to the end of such quarter.

Cash Distributions Paid and Declared.  We paid the following per-unit distributions during the years ended December 31:

	Year ended December 31,
	2016	2015	2014
Per-unit annual distributions to unitholders	$2.300	$2.270	$2.040

On January 26, 2017, the Board of Directors of our General Partner declared a distribution of $0.575 per unit for the quarterly period ended December 31, 2016.  This distribution, which totaled $44.5 million, was paid on February 14, 2017 to unitholders of record at the close of business on February 7, 2017.

We allocated the February 2017 distribution in accordance with the third target distribution level (see "Incentive Distribution Rights—Percentage Allocations of Available Cash" below for additional information.)

Incentive Distribution Rights.  Our General Partner also currently holds IDRs that entitle it to receive increasing percentage allocations of the cash we distribute from operating surplus (as set forth in the chart below).  The maximum distribution includes distributions paid to our General Partner on an assumed 2% general partner interest. The maximum distribution does not include any distributions that our General Partner may receive on any common units that it owns.

EX 99.3-41

EXHIBIT 99.3

Percentage Allocations of Available Cash.  The following table illustrates the percentage allocations of available cash between the unitholders and our General Partner based on the specified target distribution levels. The amounts set forth in the column Marginal Percentage Interest in Distributions are the percentage interests of our General Partner and the unitholders in any available cash we distribute up to and including the corresponding amount in the column Total Quarterly Distribution Per Unit Target Amount. The percentage interests shown for our unitholders and our General Partner for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the MQD. The percentage interests set forth below for our General Partner assume (i) a 2% general partner interest, (ii) that our General Partner has not transferred its IDRs and (iii) that there are no arrearages on common units.

	Total quarterly distribution per unit target amount	Marginal percentage interest in distributions
		Unitholders	General Partner
Minimum quarterly distribution	$0.40	98%	2%
First target distribution	$0.40 up to $0.46	98%	2%
Second target distribution	above $0.46 up to $0.50	85%	15%
Third target distribution	above $0.50 up to $0.60	75%	25%
Thereafter	above $0.60	50%	50%

We reached the second target distribution in connection with the distribution declared in respect of the fourth quarter of 2013.  We reached the third target distribution in connection with the distribution declared in respect of the second quarter of 2014.

Our payment of IDRs as reported in distributions to unitholders – General Partner in the statements of partners' capital during the years ended December 31 follow.

	Year ended December 31,
	2016	2015	2014
	(In thousands)
IDR payments	$7,912	$6,743	$2,326

For the purposes of calculating net income attributable to General Partner in the statements of operations and partners' capital, the financial impact of IDRs is recognized in respect of the quarter for which the distributions were declared. For the purposes of calculating distributions to unitholders in the statements of partners' capital and cash flows, IDR payments are recognized in the quarter in which they are paid.

EX 99.3-42

EXHIBIT 99.3

12. EARNINGS PER UNIT

The following table details the components of EPU.

	Year ended December 31,
	2016	2015	2014
	(In thousands, except per-unit amounts)
Numerator for basic and diluted EPU:
Allocation of net loss among limited partner interests:
Net loss attributable to common units	$(48,179)	$(125,437)	$(16,324)
Net loss attributable to subordinated units		(70,173)	(10,793)
Net loss attributable to limited partners	$(48,179)	$(195,610)	$(27,117)

Denominator for basic and diluted EPU:
Weighted-average common units outstanding – basic	68,264	39,217	33,311
Effect of nonvested phantom units	—	—	—
Weighted-average common units outstanding – diluted	68,264	39,217	33,311

Weighted-average subordinated units outstanding – basic and diluted		24,410	24,410

Loss per limited partner unit:
Common unit – basic	$(0.71)	$(3.20)	$(0.49)
Common unit – diluted	$(0.71)	$(3.20)	$(0.49)
Subordinated unit – basic and diluted (1)		$(2.88)	$(0.44)

Nonvested anti-dilutive phantom units excluded from the calculation of diluted EPU	125	109	232

(1) The subordination period ended on February 16, 2016 and all 24,409,850 subordinated units converted to common units on a one-for-one basis (see Note 11).

13. UNIT-BASED AND NONCASH COMPENSATION

SMLP Long-Term Incentive Plan.  The SMLP LTIP provides for equity awards to eligible officers, employees, consultants and directors of our General Partner and its affiliates, thereby linking the recipients' compensation directly to SMLP’s performance. The SMLP LTIP is administered by our General Partner's Board of Directors, though such administration function may be delegated to a committee appointed by the board. A total of 5.0 million common units was reserved for issuance pursuant to and in accordance with the SMLP LTIP. As of December 31, 2016, approximately 3.9 million common units remained available for future issuance.

The SMLP LTIP provides for the granting, from time to time, of unit-based awards, including common units, restricted units, phantom units, unit options, unit appreciation rights, distribution equivalent rights, profits interest units and other unit-based awards. Grants are made at the discretion of the Board of Directors or Compensation Committee of our General Partner. The administrator of the SMLP LTIP may make grants under the SMLP LTIP that contain such terms, consistent with the SMLP LTIP, as the administrator may determine are appropriate, including vesting conditions. The administrator of the SMLP LTIP may, in its discretion, base vesting on the grantee's completion of a period of service or upon the achievement of specified financial objectives or other criteria or upon a change of control (as defined in the SMLP LTIP) or as otherwise described in an award agreement. Termination of employment prior to vesting will result in forfeiture of the awards, except in limited circumstances as described in the plan documents. Units that are canceled or forfeited will be available for delivery pursuant to other awards.

EX 99.3-43

EXHIBIT 99.3

The following table presents phantom and restricted unit activity:

	Units	Weighted-average grant date fair value
Nonvested phantom and restricted units, January 1, 2014	283,682	$23.41
Phantom units granted	136,867	42.32
Phantom and restricted units vested	(61,917)	25.33
Phantom units forfeited	(22,430)	25.56
Nonvested phantom units, December 31, 2014	336,202	30.61
Phantom units granted	289,735	29.21
Phantom units vested	(229,497)	27.66
Phantom units forfeited	(16,529)	35.09
Nonvested phantom units, December 31, 2015	379,911	31.13
Phantom units granted	495,535	14.91
Phantom units vested	(178,953)	33.80
Phantom units forfeited	(4,538)	16.89
Nonvested phantom units, December 31, 2016	691,955	$19.59

A phantom unit is a notional unit that entitles the grantee to receive a common unit upon the vesting of the phantom unit or on a deferred basis upon specified future dates or events or, in the discretion of the administrator, cash equal to the fair market value of a common unit. Distribution equivalent rights for each phantom unit provide for a lump sum cash amount equal to the accrued distributions from the grant date to be paid in cash upon the vesting date.  A restricted unit is a common limited partner unit that is subject to a restricted period during which the unit remains subject to forfeiture.

The phantom units granted in connection with the IPO vested on the third anniversary of the IPO.  All other phantom units granted to date vest ratably over a three-year period. Grant date fair value is determined based on the closing price of our common units on the date of grant multiplied by the number of phantom units awarded to the grantee. Holders of all phantom units granted to date are entitled to receive distribution equivalent rights for each phantom unit, providing for a lump sum cash amount equal to the accrued distributions from the grant date of the phantom units to be paid in cash upon the vesting date. Upon vesting, phantom unit awards may be settled, at our discretion, in cash and/or common units, but the current intention is to settle all phantom unit awards with common units. The restricted units granted in 2013 maintained the vesting provisions of the share-based compensation awards they replaced, each of which had an original vesting period of four years.

The intrinsic value of phantom and restricted units that vested during the years ended December 31, follows.

	Year ended December 31,
	2016	2015	2014
	(In thousands)
Intrinsic value of vested LTIP awards	$2,957	$5,362	$2,631

As of December 31, 2016, the unrecognized unit-based compensation related to the SMLP LTIP was $5.4 million.  Incremental unit-based compensation will be recorded over the remaining vesting period of approximately 2.2 years. Due to the limited and insignificant forfeiture history associated with the grants under the SMLP LTIP, no forfeitures were assumed in the determination of estimated compensation expense.

EX 99.3-44

EXHIBIT 99.3

Unit-based compensation recognized in general and administrative expense related to awards under the SMLP LTIP follows.

	Year ended December 31,
	2016	2015	2014
	(In thousands)
SMLP LTIP unit-based compensation	$7,550	$6,174	$4,696

14. RELATED-PARTY TRANSACTIONS

Acquisitions.  See Notes 1, 9, 11 and 16 for disclosure of the 2016 Drop Down, Polar and Divide Drop Down, the Red Rock Drop Down and the funding of those transactions.

Reimbursement of Expenses from General Partner.  Our General Partner and its affiliates do not receive a management fee or other compensation in connection with the management of our business, but will be reimbursed for expenses incurred on our behalf. Under our Partnership Agreement, we reimburse our General Partner and its affiliates for certain expenses incurred on our behalf, including, without limitation, salary, bonus, incentive compensation and other amounts paid to our General Partner's employees and executive officers who perform services necessary to run our business. Our Partnership Agreement provides that our General Partner will determine in good faith the expenses that are allocable to us.  Due to affiliate on the consolidated balance sheet represents the payables to our General Partner for expenses incurred by it and paid on our behalf.

Expenses incurred by the General Partner and reimbursed by us under our Partnership Agreement were as follows:

	Year ended December 31,
	2016	2015	2014
	(In thousands)
Operation and maintenance expense	$26,485	$25,050	$22,004
General and administrative expense	31,947	26,193	24,993

Expenses Incurred by Summit Investments.  Prior to the 2016 Drop Down, the Polar and Divide Drop Down and the Red Rock Drop Down, Summit Investments incurred:

•

certain support expenses and capital expenditures on behalf of the contributed subsidiaries. These transactions were settled periodically through membership interests prior to the respective drop down;

•

interest expense that was related to capital projects for the contributed subsidiaries.  As such, the associated interest expense was allocated to the respective contributed subsidiary's capital projects as a noncash contribution and capitalized into the basis of the asset; and

•

noncash compensation expense for the SMP Net Profits Interests, which were accounted for as compensatory awards.  As such, the annual expense associated with the SMP Net Profits was allocated to the respective contributed subsidiary and is reflected in general and administrative expenses in the statements of operations.

Subsequent to any drop down, these expenses are retrospectively included in the reimbursement of General Partner expenses disclosed above due to common control.

EX 99.3-45

EXHIBIT 99.3

15. COMMITMENTS AND CONTINGENCIES

Operating Leases.  We and Summit Investments lease certain office space to support our operations.  We have determined that our leases are operating leases. We recognize total rent expense incurred or allocated to us in general and administrative expenses. Rent expense related to operating leases, including rent expense incurred on our behalf and allocated to us, was as follows:

	Year ended December 31,
	2016	2015	2014
	(In thousands)
Rent expense	$2,861	$2,395	$1,881

We lease office space and equipment under agreements that expire in various years through 2021. Future minimum lease payments due under noncancelable operating leases at December 31, 2016, were as follows (in thousands):

2017	$3,512
2018	3,178
2019	2,520
2020	442
2021	34
Thereafter	—
Total future minimum lease payments	$9,686

Legal Proceedings. The Partnership is involved in various litigation and administrative proceedings arising in the normal course of business. In the opinion of management, any liabilities that may result from these claims or those arising in the normal course of business would not individually or in the aggregate have a material adverse effect on the Partnership's financial position or results of operations.

Environmental Matters. Although we believe that we are in material compliance with applicable environmental regulations, the risk of environmental remediation costs and liabilities are inherent in pipeline ownership and operation. Furthermore, we can provide no assurances that significant environmental remediation costs and liabilities will not be incurred by the Partnership in the future. We are currently not aware of any material contingent liabilities that exist with respect to environmental matters, except as noted below.

In January 2015, Summit Investments learned of the rupture of a four-inch produced water gathering pipeline on the Meadowlark Midstream system near Williston, North Dakota. The rupture resulted in the release of some of the produced water in the pipeline.  Based on Summit Investments' investigation and then-available information, it accounted for the rupture as a 2014 event.

Summit Investments took action to minimize the impact of the rupture on affected landowners, control any environmental impact, help ensure containment and clean up the affected area.  The incident, which was covered by Summit Investments' insurance policies, was subject to maximum coverage of $25.0 million from its pollution liability insurance policy and $200.0 million from its property and business interruption insurance policy.  Summit Investments exhausted the $25.0 million pollution liability policy in 2015.  We submitted property and business interruption claim requests to the insurers and reached a settlement in January 2017.  In connection therewith, we recognized $2.6 million of business interruption recoveries and $0.4 million of property recoveries.

EX 99.3-46

EXHIBIT 99.3

A rollforward of the aggregate accrued environmental remediation liabilities follows.

Total
(In thousands)
Accrued environmental remediation, January 1, 2015	$30,000
Payments made by affiliates	(13,136)
Payments made with proceeds from insurance policies	(25,000)
Additional accruals	21,800
Accrued environmental remediation, December 31, 2015	13,664
Payments made, including those by affiliates	(4,211)
Accrued environmental remediation, December 31, 2016	$9,453

As of December 31, 2016, we have recognized (i) a current liability for remediation effort expenditures expected to be incurred within the next 12 months and (ii) a noncurrent liability for estimated remediation expenditures and fines expected to be incurred subsequent to December 31, 2017.  Each of these amounts represent our best estimate for costs expected to be incurred. Neither of these amounts has been discounted to its present value.

The U.S. Department of Justice has issued subpoenas to Summit Investments, Meadowlark Midstream, the Partnership and our General Partner requesting certain materials related to the rupture.  We cannot predict the ultimate outcome of this matter with certainty for Summit Investments or Meadowlark Midstream, especially as it relates to any material liability as a result of any governmental proceeding related to the incident.  SMLP and its General Partner did not have any management or operational control over, or ownership interest in, Meadowlark Midstream or the produced water disposal pipeline prior to the 2016 Drop Down. Furthermore, the Contribution Agreement executed in connection with the 2016 Drop Down contains customary representations and warranties and Summit Investments has agreed to indemnify the Partnership with respect to certain losses, including losses related to the rupture.  As a result, we believe at this time that it is unlikely that SMLP or its General Partner will be subject to any material liability as a result of any governmental proceeding related to the rupture.

In June 2015, Summit Investments and Meadowlark Midstream received a complaint from the North Dakota Industrial Commission seeking approximately $2.5 million in fines and other fees related to the rupture.  Meadowlark Midstream has accrued its best estimate of the amount to be paid for such fines and other fees and intends to vigorously defend this complaint.

16. ACQUISITIONS AND DROP DOWN TRANSACTIONS

2016 Drop Down. On March 3, 2016, SMLP acquired a controlling interest in OpCo, the entity which owns the 2016 Drop Down Assets.  These assets include certain natural gas, crude oil and produced water gathering systems located in the Utica Shale, the Williston Basin and the DJ Basin as well as ownership interests in a natural gas gathering system and a condensate stabilization facility, both located in the Utica Shale.

The net consideration paid and recognized in connection with the 2016 Drop Down (i) consisted of a cash payment to SMP Holdings of $360.0 million funded with borrowings under our Revolving Credit Facility and a $0.6 million working capital adjustment received in June 2016 (the “Initial Payment”) and (ii) includes the Deferred Purchase Price Obligation payment due in 2020.

The Deferred Purchase Price Obligation will be equal to:

•

six-and-one-half (6.5) multiplied by the average Business Adjusted EBITDA, as defined below and in the Contribution Agreement, of the 2016 Drop Down Assets for 2018 and 2019, less the G&A Adjuster, as defined in the Contribution Agreement;

•	less the Initial Payment;
•	less all capital expenditures incurred for the 2016 Drop Down Assets between the March 3, 2016 and December 31, 2019;

EX 99.3-47

EXHIBIT 99.3

•	plus all Business Adjusted EBITDA from the 2016 Drop Down Assets between March 3, 2016 and December 31, 2019, less the Cumulative G&A Adjuster, as defined in the Contribution Agreement.

Business Adjusted EBITDA is defined as the net income or loss of the 2016 Drop Down Assets for such period:

•	plus interest expense, income tax expense and depreciation and amortization of the 2016 Drop Down Assets for such period;
•	plus any adjustments related to MVC shortfall payments, impairments and other noncash expenses or losses with respect to the 2016 Drop Down Assets for such period;
•	plus any Special Liability Expenses, as defined below and in the Contribution Agreement, for such period;
•	less interest income and income tax benefit of the 2016 Drop Down Assets for such period;
•	less adjustments related to any other noncash income or gains with respect to the 2016 Drop Down Assets for such period.

Business Adjusted EBITDA shall exclude the effect of any Partnership expenses allocated by or to SMLP or its affiliates in respect of the 2016 Drop Down Assets, such as general and administrative expenses (including compensation-related expenses and professional services fees), transaction costs, allocated interest expense and allocated income tax expense.

Special Liability Expenses are defined as any and all expenses incurred by SMLP with respect to the Special Liabilities, as defined in the Contribution Agreement, including fines, legal fees, consulting fees and remediation costs.

The present value of the Deferred Purchase Price Obligation will be reflected as a liability on our balance sheet until paid.  As of the acquisition date, the estimated future payment obligation (based on management’s estimate of the Partnership’s share of forecasted Business Adjusted EBITDA and capital expenditures for the 2016 Drop Down Assets) was estimated to be $860.3 million and had a net present value of $507.4 million, using a discount rate of 13%.  As of December 31, 2016, Remaining Consideration was estimated to be $830.3 million and the net present value, as recognized on the consolidated balance sheet, was $563.3 million, using a discount rate of 12%.  Any subsequent changes to the estimated future payment obligation will be calculated using a discounted cash flow model with a commensurate risk-adjusted discount rate.  Such changes and the impact on the liability due to the passage of time will be recorded as Deferred Purchase Price Obligation income or expense on the consolidated statements of operations in the period of the change.

At the discretion of the Board of Directors of our General Partner, the Deferred Purchase Price Obligation can be paid in cash, SMLP common units or a combination thereof.  We currently expect that the Deferred Purchase Price Obligation will be financed with a combination of (i) net proceeds from the sale of common units by us, (ii) the net proceeds from the issuance of senior unsecured debt by us, (iii) borrowings under our Revolving Credit Facility and/or (iv) other internally generated sources of cash.

Because of the common control aspects in a drop down transaction, the 2016 Drop Down was deemed a transaction between entities under common control.  As such, the 2016 Drop Down has been accounted for on an “as-if pooled” basis for all periods in which common control existed and the Partnership’s financial results retrospectively include the combined financial results of the 2016 Drop Down Assets for all common-control periods.

Summit Utica.  Summit Investments completed the acquisition of certain natural gas gathering assets located in the Utica Shale Play for $25.2 million on December 15, 2014. These assets, which were contributed to Summit Investments' then-newly formed subsidiary, Summit Utica, gather natural gas under a long-term, fee-based contract. Summit Investments accounted for the purchase under the acquisition method of accounting.  We assigned the full purchase price to property, plant and equipment as of December 31, 2014.

Ohio Gathering.  For information on the acquisition and initial recognition of Ohio Gathering, see Note 7.

EX 99.3-48

EXHIBIT 99.3

Meadowlark Midstream.  At the time of the 2016 Drop Down, Meadowlark Midstream owned Niobrara G&P and certain crude oil and produced water gathering pipelines located in Williams County, North Dakota.  Summit Investments accounted for its purchase of Meadowlark Midstream under the acquisition method of accounting, whereby the various gathering systems' identifiable tangible and intangible assets acquired and liabilities assumed were recorded based on their fair values as of initial acquisition on February 15, 2013. Both Bison Midstream and Polar Midstream have previously been carved out of Meadowlark Midstream.  Their fair values were determined based upon assumptions related to future cash flows, discount rates, asset lives and projected capital expenditures to complete the system. We recognized the 2016 acquisition of Meadowlark Midstream at Summit Investments' historical cost of construction and fair value of assets and liabilities at acquisition, which reflected its fair value accounting for the initial acquisition of Meadowlark Midstream in 2013, due to common control.

The fair values of the assets acquired and liabilities assumed as of February 15, 2013, were as follows (in thousands):

Purchase price assigned to Meadowlark Midstream		$25,376
Current assets	$2,227
Property, plant and equipment	18,795
Other noncurrent assets	4,354
Total assets acquired	25,376
Total liabilities assumed	$—
Net identifiable assets acquired		$25,376

From a financial position and operational standpoint, the crude oil and produced water gathering pipelines held by Meadowlark Midstream and acquired in connection with the 2016 Drop Down are recognized as part of the Polar and Divide system.

Polar and Divide.  On May 18, 2015, SMLP acquired the Polar and Divide system, a crude oil and produced water gathering system, including under-development transmission pipelines, located in North Dakota from a subsidiary of Summit Investments, subject to customary working capital and capital expenditures adjustments. We funded the initial combined purchase price of $290.0 million with (i) $92.0 million of borrowings under SMLP’s Revolving Credit Facility and (ii) the issuance of $193.4 million of SMLP common units and $4.1 million of general partner interests to SMLP’s General Partner in connection with the May 2015 Equity Offering. In July 2015, we received $4.3 million of cash from a subsidiary of Summit Investments as payment in full for working capital and capital expenditure adjustments.

Summit Investments accounted for its purchase of Meadowlark Midstream, the entity that Polar Midstream was carved out of, under the acquisition method of accounting, whereby the various gathering systems' identifiable tangible and intangible assets acquired and liabilities assumed were recorded based on their fair values as of initial acquisition on February 15, 2013. Their fair values were determined based upon assumptions related to future cash flows, discount rates, asset lives and projected capital expenditures to complete the system. We recognized the acquisition of Polar Midstream at Summit Investments' historical cost of construction and fair value of assets and liabilities at acquisition, which reflected its fair value accounting for the acquisition of Meadowlark Midstream, due to common control.

EX 99.3-49

EXHIBIT 99.3

The fair values of the assets acquired and liabilities assumed as of February 15, 2013, were as follows (in thousands):

Purchase price assigned to Polar Midstream		$216,105
Current assets	$368
Property, plant and equipment	9,755
Other noncurrent assets	7,201
Total assets acquired	17,324
Current liabilities	4,592
Total liabilities assumed	$4,592
Net identifiable assets acquired		12,732
Goodwill		$203,373

We believe that the goodwill recorded represents the incremental value of future cash flow potential attributed to estimated future gathering services within the Williston Basin.

Red Rock Gathering System.  On March 18, 2014, SMLP acquired Red Rock Gathering, a natural gas gathering and processing system located in Colorado and Utah, from a subsidiary of Summit Investments, subject to customary working capital adjustments. In October 2012, Summit Investments acquired ETC Canyon Pipeline, LLC ("Canyon") and contributed the Canyon gathering and processing assets to Red Rock Gathering, a newly formed, wholly owned subsidiary of Summit Investments. The Partnership paid total cash consideration of $307.9 million, comprising $305.0 million at the date of acquisition and $2.9 million of working capital adjustments that were recognized in due to affiliate as of December 31, 2014 and settled in February 2015. The acquisition of Red Rock Gathering was funded with the net proceeds from an offering of common units in March 2014, $100.0 million of borrowings under our Revolving Credit Facility and cash on hand.  Because of the common control aspects in the drop down transaction, the Red Rock Gathering acquisition was deemed a transaction between entities under common control and, as such, was accounted for on an “as-if pooled” basis for all periods in which common control existed.  SMLP’s financial results retrospectively include Red Rock Gathering’s financial results for all periods ending after October 23, 2012, the date Summit Investments acquired its interests, and before March 18, 2014.

In 2014, we identified and wrote off the balance associated with a working capital adjustment received after the purchase accounting measurement period closed for Summit Investments' acquisition of Red Rock Gathering. This write off was recognized as a $1.2 million increase to gathering services and other fees for the year ended December 31, 2014.

Lonestar Assets.  DFW Midstream completed the acquisition of certain natural gas gathering assets located in the Barnett Shale Play (the "Lonestar assets") from Texas Energy Midstream, L.P. ("TEM") for $10.9 million on September 30, 2014. The Lonestar assets gather natural gas under two long-term, fee-based contracts. SMLP accounted for the purchase under the acquisition method of accounting. As of September 30, 2014, we preliminarily assigned the full purchase price to property, plant and equipment. During the fourth quarter of 2014, we received additional information from TEM and finalized the purchase price allocation.

EX 99.3-50

EXHIBIT 99.3

Supplemental Disclosures – As-If Pooled Basis.  As a result of accounting for our drop down transactions similar to a pooling of interests, our historical financial statements and those of the acquired drop down assets have been combined to reflect the historical operations, financial position and cash flows of the acquired drop down assets from the date common control began. Revenues and net income for the previously separate entities and the combined amounts, as presented in these consolidated financial statements follow.

	Year ended December 31,
	2016	2015	2014
	(In thousands)
SMLP revenues	$393,495	$358,046	$338,941
2016 Drop Down Assets revenues (1)	8,867	29,238	14,466
Polar and Divide revenues (1)	—	13,273	22,449
Red Rock Gathering revenues (1)	—	—	11,313
Combined revenues	$402,362	$400,557	$387,169

SMLP net loss	$(40,932)	$(192,212)	$(23,992)
2016 Drop Down Assets net income (loss) (1)	2,745	(35,419)	(32,634)
Polar and Divide net income (1)	—	5,403	6,430
Red Rock Gathering net income (1)	—	—	2,828
Combined net loss	$(38,187)	$(222,228)	$(47,368)

(1) Results are fully reflected in SMLP's results of operations subsequent to closing the respective drop down.

17. CONDENSED CONSOLIDATING FINANCIAL INFORMATION

In July 2014 and June 2013, the Co-Issuers issued the Senior Notes. The Senior Notes are fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by SMLP and the Guarantor Subsidiaries (see Note 9).

The following supplemental condensed consolidating financial information reflects SMLP's separate accounts, the combined accounts of the Co-Issuers, the combined accounts of the Guarantor Subsidiaries, the combined accounts of the Non-Guarantor Subsidiaries and the consolidating adjustments for the dates and periods indicated.  For purposes of the following consolidating information:

•	each of SMLP and the Co-Issuers account for their subsidiary investments, if any, under the equity method of accounting and
•

the balances and results of operations associated with the assets, liabilities and expenses that were carved out of Summit Investments and allocated to SMLP in connection with the 2016 Drop Down have been attributed to SMLP during the common control period.

EX 99.3-51

EXHIBIT 99.3

Condensed Consolidating Balance Sheets.  Balance sheets as of December 31, 2016 and 2015 follow.

	December 31, 2016
	SMLP	Co-Issuers	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating adjustments	Total
	(In thousands)
Assets
Cash and cash equivalents	$698	$51	$5,647	$1,032	$—	$7,428
Accounts receivable	53	—	89,584	7,727	—	97,364
Other current assets	1,526	—	2,328	455	—	4,309
Due from affiliate	14,896	38,013	369,995	—	(422,904)	—
Total current assets	17,173	38,064	467,554	9,214	(422,904)	109,101
Property, plant and equipment, net	2,266	—	1,440,180	411,225	—	1,853,671
Intangible assets, net	—	—	396,930	24,522	—	421,452
Goodwill	—	—	16,211	—	—	16,211
Investment in equity method investees	—	—	—	707,415	—	707,415
Other noncurrent assets	1,993	5,198	138	—	—	7,329
Investment in subsidiaries	2,132,757	3,347,393	—	—	(5,480,150)	—
Total assets	$2,154,189	$3,390,655	$2,321,013	$1,152,376	$(5,903,054)	$3,115,179

Liabilities and Partners' Capital
Trade accounts payable	$978	$—	$9,901	$5,372	$—	$16,251
Accrued expenses	2,399	114	6,069	2,807	—	11,389
Due to affiliate	408,266	—	—	14,896	(422,904)	258
Ad valorem taxes payable	16	—	9,717	855	—	10,588
Accrued interest	—	17,483	—	—	—	17,483
Accrued environmental remediation	—	—	—	4,301	—	4,301
Other current liabilities	6,718	—	3,798	955	—	11,471
Total current liabilities	418,377	17,597	29,485	29,186	(422,904)	71,741
Long-term debt	—	1,240,301	—	—	—	1,240,301
Deferred Purchase Price Obligation	563,281	—	—	—	—	563,281
Deferred revenue	—	—	57,465	—	—	57,465
Noncurrent accrued environmental remediation	—	—	—	5,152	—	5,152
Other noncurrent liabilities	2,858	—	4,602	106	—	7,566
Total liabilities	984,516	1,257,898	91,552	34,444	(422,904)	1,945,506

Total partners' capital	1,169,673	2,132,757	2,229,461	1,117,932	(5,480,150)	1,169,673
Total liabilities and partners' capital	$2,154,189	$3,390,655	$2,321,013	$1,152,376	$(5,903,054)	$3,115,179

EX 99.3-52

EXHIBIT 99.3

	December 31, 2015
	SMLP	Co-Issuers	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating adjustments	Total
	(In thousands)
Assets
Cash and cash equivalents	$73	$12,407	$6,930	$2,383	$—	$21,793
Accounts receivable	—	—	84,021	5,560	—	89,581
Other current assets	540	—	2,672	361	—	3,573
Due from affiliate	3,168	151,443	207,651	—	(362,262)	—
Total current assets	3,781	163,850	301,274	8,304	(362,262)	114,947
Property, plant and equipment, net	1,178	—	1,462,623	348,982	—	1,812,783
Intangible assets, net	—	—	438,093	23,217	—	461,310
Goodwill	—	—	16,211	—	—	16,211
Investment in equity method investees	—	—	—	751,168	—	751,168
Other noncurrent assets	3,480	4,611	162	—	—	8,253
Investment in subsidiaries	2,438,395	3,222,187	—	—	(5,660,582)	—
Total assets	$2,446,834	$3,390,648	$2,218,363	$1,131,671	$(6,022,844)	$3,164,672

Liabilities and Partners' Capital
Trade accounts payable	$482	$—	$18,489	$21,837	$—	$40,808
Accrued expenses	1,478	—	4,832	466	—	6,776
Due to affiliate	360,243	—	—	3,168	(362,262)	1,149
Deferred revenue	—	—	677	—	—	677
Ad valorem taxes payable	9	—	9,881	381	—	10,271
Accrued interest	—	17,483	—	—	—	17,483
Accrued environmental remediation	—	—	—	7,900	—	7,900
Other current liabilities	3,080	—	2,573	868	—	6,521
Total current liabilities	365,292	17,483	36,452	34,620	(362,262)	91,585
Long-term debt	332,500	934,770	—	—	—	1,267,270
Deferred revenue	—	—	45,486	—	—	45,486
Noncurrent accrued environmental remediation	—	—	—	5,764	—	5,764
Other noncurrent liabilities	1,743	—	5,503	22	—	7,268
Total liabilities	699,535	952,253	87,441	40,406	(362,262)	1,417,373

Total partners' capital	1,747,299	2,438,395	2,130,922	1,091,265	(5,660,582)	1,747,299
Total liabilities and partners' capital	$2,446,834	$3,390,648	$2,218,363	$1,131,671	$(6,022,844)	$3,164,672

EX 99.3-53

EXHIBIT 99.3

Condensed Consolidating Statements of Operations.  For the purposes of the following condensed consolidating statements of operations, we allocate general and administrative expenses recognized at the SMLP parent to the Guarantor Subsidiaries and Non-Guarantor Subsidiaries to reflect what those entities' results would have been had they operated on a stand-alone basis.  Statements of operations for the years ended December 31, 2016, 2015 and 2014 follow.

	Year ended December 31, 2016
	SMLP	Co-Issuers	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating adjustments	Total
	(In thousands)
Revenues:
Gathering services and related fees	$—	$—	$288,399	$57,562	$—	$345,961
Natural gas, NGLs and condensate sales	—	—	35,833	—	—	35,833
Other revenues	—	—	18,225	2,343	—	20,568
Total revenues	—	—	342,457	59,905	—	402,362
Costs and expenses:
Cost of natural gas and NGLs	—	—	27,421	—	—	27,421
Operation and maintenance	—	—	84,632	10,702	—	95,334
General and administrative	—	—	43,612	8,798	—	52,410
Depreciation and amortization	580	—	98,891	12,768	—	112,239
Transaction costs	1,321	—	—	—	—	1,321
Loss (gain) on asset sales, net	—	—	99	(6)	—	93
Long-lived asset impairment	—	—	1,235	529	—	1,764
Total costs and expenses	1,901	—	255,890	32,791	—	290,582
Other income	116	—	—	—	—	116
Interest expense	(1,441)	(62,369)	—	—	—	(63,810)
Deferred Purchase Price Obligation expense	(55,854)	—	—	—	—	(55,854)
(Loss) income before income taxes and loss from equity method investees	(59,080)	(62,369)	86,567	27,114	—	(7,768)
Income tax expense	(75)	—	—	—	—	(75)
Loss from equity method investees	—	—	—	(30,344)	—	(30,344)
Equity in earnings of consolidated subsidiaries	20,968	83,337	—	—	(104,305)	—
Net (loss) income	$(38,187)	$20,968	$86,567	$(3,230)	$(104,305)	$(38,187)

EX 99.3-54

EXHIBIT 99.3

	Year ended December 31, 2015
	SMLP	Co-Issuers	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating adjustments	Total
	(In thousands)
Revenues:
Gathering services and related fees	$—	$—	$310,830	$26,989	$—	$337,819
Natural gas, NGLs and condensate sales	—	—	42,079	—	—	42,079
Other revenues	—	—	18,411	2,248	—	20,659
Total revenues	—	—	371,320	29,237	—	400,557
Costs and expenses:
Cost of natural gas and NGLs	—	—	31,398	—	—	31,398
Operation and maintenance	—	—	87,286	7,700	—	94,986
General and administrative	—	—	37,926	7,182	—	45,108
Depreciation and amortization	603	—	95,586	8,928	—	105,117
Transaction costs	1,342	—	—	—	—	1,342
Environmental remediation	—	—	—	21,800	—	21,800
Gain on asset sales, net	—	—	(172)	—	—	(172)
Long-lived asset impairment	—	—	9,305	—	—	9,305
Goodwill impairment	—	—	248,851	—	—	248,851
Total costs and expenses	1,945	—	510,180	45,610	—	557,735
Other income	2	—	—	—	—	2
Interest expense	(10,494)	(48,598)	—	—	—	(59,092)
Loss before income taxes and loss from equity method investees	(12,437)	(48,598)	(138,860)	(16,373)	—	(216,268)
Income tax benefit	603	—	—	—	—	603
Loss from equity method investees	—	—	—	(6,563)	—	(6,563)
Equity in earnings of consolidated subsidiaries	(210,394)	(161,796)	—	—	372,190	—
Net loss	$(222,228)	$(210,394)	$(138,860)	$(22,936)	$372,190	$(222,228)

EX 99.3-55

EXHIBIT 99.3

	Year ended December 31, 2014
	SMLP	Co-Issuers	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating adjustments	Total
	(In thousands)
Revenues:
Gathering services and related fees	$—	$—	$255,211	$12,267	$—	$267,478
Natural gas, NGLs and condensate sales	—	—	97,094	—	—	97,094
Other revenues	—	—	20,398	2,199	—	22,597
Total revenues	—	—	372,703	14,466	—	387,169
Costs and expenses:
Cost of natural gas and NGLs	—	—	72,415	—	—	72,415
Operation and maintenance	—	—	88,927	5,942	—	94,869
General and administrative	—	—	40,447	2,834	—	43,281
Depreciation and amortization	588	—	86,762	3,528	—	90,878
Transaction costs	2,985	—	—	—	—	2,985
Environmental remediation	—	—	—	5,000	—	5,000
Loss on asset sales, net	—	—	442	—	—	442
Long-lived asset impairment	—	—	5,505	—	—	5,505
Goodwill impairment	—	—	54,199	—	—	54,199
Total costs and expenses	3,573	—	348,697	17,304	—	369,574
Other income	—	—	1,189	—	—	1,189
Interest expense	(8,417)	(40,169)	—	—	—	(48,586)
(Loss) income before income taxes and loss from equity method investees	(11,990)	(40,169)	25,195	(2,838)	—	(29,802)
Income tax (expense) benefit	(1,680)	—	826	—	—	(854)
Loss from equity method investees	—	—	—	(16,712)	—	(16,712)
Equity in earnings of consolidated subsidiaries	(33,698)	6,471	—	—	27,227	—
Net (loss) income	$(47,368)	$(33,698)	$26,021	$(19,550)	$27,227	$(47,368)

EX 99.3-56

EXHIBIT 99.3

Condensed Consolidating Statements of Cash Flows.  Statements of cash flows for the years ended December 31, 2016, 2015 and 2014 follow.

	Year ended December 31, 2016
	SMLP	Co-Issuers	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating adjustments	Total
	(In thousands)
Cash flows from operating activities:
Net cash provided by (used in) operating activities	$9,691	$(58,254)	$198,991	$80,067	$—	$230,495

Cash flows from investing activities:
Capital expenditures	(1,668)	—	(49,378)	(91,673)	—	(142,719)
Contributions to equity method investees	—	—	—	(31,582)	—	(31,582)
Acquisitions of gathering systems from affiliate, net of acquired cash	(359,431)	—	—	—	—	(359,431)
Other, net	(394)	—	—	—	—	(394)
Advances to affiliates	(15,697)	(255,070)	(150,775)	—	421,542	—
Net cash used in investing activities	(377,190)	(255,070)	(200,153)	(123,255)	421,542	(534,126)

Cash flows from financing activities:
Distributions to unitholders	(167,504)	—	—	—	—	(167,504)
Borrowings under Revolving Credit Facility	12,000	508,300	—	—	—	520,300
Repayments under Revolving Credit Facility	—	(204,300)	—	—	—	(204,300)
Debt issuance costs	—	(3,032)	—	—	—	(3,032)
Proceeds from issuance of common units, net	125,233	—	—	—	—	125,233
Contribution from General Partner	2,702	—	—	—	—	2,702
Cash advance (to) from Summit Investments (from) to contributed subsidiaries, net	(12,000)	—	—	24,214	—	12,214
Expenses paid by Summit Investments on behalf of contributed subsidiaries	3,030	—	—	1,791	—	4,821
Other, net	(1,182)	—	(121)	135	—	(1,168)
Advances from affiliates	405,845	—	—	15,697	(421,542)	—
Net cash provided by (used in) financing activities	368,124	300,968	(121)	41,837	(421,542)	289,266
Net change in cash and cash equivalents	625	(12,356)	(1,283)	(1,351)	—	(14,365)
Cash and cash equivalents, beginning of period	73	12,407	6,930	2,383	—	21,793
Cash and cash equivalents, end of period	$698	$51	$5,647	$1,032	$—	$7,428

EX 99.3-57

EXHIBIT 99.3

	Year ended December 31, 2015
	SMLP	Co-Issuers	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating adjustments	Total
	(In thousands)
Cash flows from operating activities:
Net cash provided by (used in) operating activities	$409	$(46,716)	$202,324	$35,358	$—	$191,375

Cash flows from investing activities:
Capital expenditures	(429)	—	(118,458)	(153,338)	—	(272,225)
Contributions to equity method investees	—	—	—	(86,200)	—	(86,200)
Acquisitions of gathering systems from affiliate, net of acquired cash	(288,618)	—	—	—	—	(288,618)
Other, net	—	—	323	—	—	323
Advances to affiliates	(2,589)	(88,221)	(110,003)	—	200,813	—
Net cash used in investing activities	(291,636)	(88,221)	(228,138)	(239,538)	200,813	(646,720)

Cash flows from financing activities:
Distributions to unitholders	(152,074)	—	—	—	—	(152,074)
Borrowings under Revolving Credit Facility	180,000	187,000	—	—	—	367,000
Repayments under Revolving Credit Facility	(100,000)	(51,000)	—	—	—	(151,000)
Repayments under term loan	(182,500)	—	—	—	—	(182,500)
Debt issuance costs	(135)	(277)	—	—	—	(412)
Proceeds from issuance of common units, net	221,977	—	—	—	—	221,977
Contribution from General Partner	4,737	—	—	—	—	4,737
Cash advance from Summit Investments to contributed subsidiaries, net	102,500	—	21,719	196,308	—	320,527
Expenses paid by Summit Investments on behalf of contributed subsidiaries	12,655	—	3,864	6,360	—	22,879
Other, net	(1,615)	—	(192)	—	—	(1,807)
Advances from affiliates	198,224	—	—	2,589	(200,813)	—
Net cash provided by financing activities	283,769	135,723	25,391	205,257	(200,813)	449,327
Net change in cash and cash equivalents	(7,458)	786	(423)	1,077	—	(6,018)
Cash and cash equivalents, beginning of period	7,531	11,621	7,353	1,306	—	27,811
Cash and cash equivalents, end of period	$73	$12,407	$6,930	$2,383	$—	$21,793

EX 99.3-58

EXHIBIT 99.3

	Year ended December 31, 2014
	SMLP	Co-Issuers	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating adjustments	Total
	(In thousands)
Cash flows from operating activities:
Net cash (used in) provided by operating activities	$(3,658)	$(30,689)	$179,685	$7,615	$—	$152,953

Cash flows from investing activities:
Capital expenditures	(460)	—	(220,360)	(122,560)	—	(343,380)
Initial contribution to Ohio Gathering	—	—	—	(8,360)	—	(8,360)
Acquisition of Ohio Gathering Option	—	—	—	(190,000)	—	(190,000)
Option Exercise	—	—	—	(382,385)	—	(382,385)
Contributions to equity method investees	—	—	—	(145,131)	—	(145,131)
Acquisition of gathering systems	—	—	(10,872)	—	—	(10,872)
Acquisitions of gathering systems from affiliate, net of acquired cash	(305,000)	—	—	—	—	(305,000)
Other, net	—	—	325	—	—	325
Advances to affiliates	(183)	(174,495)	(47,271)	—	221,949	—
Net cash used in investing activities	(305,643)	(174,495)	(278,178)	(848,436)	221,949	(1,384,803)

EX 99.3-59

EXHIBIT 99.3

	Year ended December 31, 2014
	SMLP	Co-Issuers	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating adjustments	Total
	(In thousands)
Cash flows from financing activities:
Distributions to unitholders	(122,224)	—	—	—	—	(122,224)
Borrowings under Revolving Credit Facility	57,000	237,295	—	—	—	294,295
Repayments under Revolving Credit Facility	(115,000)	(315,295)	—	—	—	(430,295)
Borrowings under term loan	400,000	—	—	—	—	400,000
Repayments under term loan	(100,000)	—	—	—	—	(100,000)
Debt issuance costs	(3,003)	(5,320)	—	—	—	(8,323)
Proceeds from issuance of common units, net	197,806	—	—	—	—	197,806
Contribution from General Partner	4,235	—	—	—	—	4,235
Cash advance (to) from Summit Investments (from) to contributed subsidiaries, net	(242,000)	—	81,421	834,962	—	674,383
Expenses paid by Summit Investments on behalf of contributed subsidiaries	12,845	—	10,483	1,556	—	24,884
Issuance of senior notes	—	300,000	—	—	—	300,000
Repurchase of equity-based compensation awards	(228)	—	—	—	—	(228)
Other, net	(656)	—	—	—	—	(656)
Advances from affiliates	221,766	—	—	183	(221,949)	—
Net cash provided by financing activities	310,541	216,680	91,904	836,701	(221,949)	1,233,877
Net change in cash and cash equivalents	1,240	11,496	(6,589)	(4,120)	—	2,027
Cash and cash equivalents, beginning of period	6,291	125	13,942	5,426	—	25,784
Cash and cash equivalents, end of period	$7,531	$11,621	$7,353	$1,306	$—	$27,811

EX 99.3-60

EXHIBIT 99.3

18. UNAUDITED QUARTERLY FINANCIAL DATA

Summarized information on the consolidated results of operations for each of the quarters during the two-year period ended December 31, 2016, follows.

	Quarter ended December 31, 2016	Quarter ended September 30, 2016	Quarter ended June 30, 2016	Quarter ended March 31, 2016
	(In thousands, except per-unit amounts)
Total revenues	$127,083	$95,073	$89,635	$90,571

Net income (loss) attributable to SMLP	$13,901	$1,922	$(50,287)	$(6,454)
Less net income (loss) and IDRs attributable to General Partner	2,379	2,137	935	1,810
Net income (loss) attributable to limited partners	$11,522	$(215)	$(51,222)	$(8,264)

Earnings (loss) per limited partner unit:
Common unit – basic	$0.16	$0.00	$(0.77)	$(0.12)
Common unit – diluted	$0.16	$0.00	$(0.77)	$(0.12)

	Quarter ended December 31, 2015	Quarter ended September 30, 2015	Quarter ended June 30, 2015	Quarter ended March 31, 2015
	(In thousands, except per-unit amounts)
Total revenues (1)	$112,414	$115,201	$86,855	$86,087

Net (loss) income attributable to SMLP (2)(3)	$(220,468)	$23,604	$2,985	$1,667
Less net (loss) income and IDRs attributable to General Partner	(2,469)	2,408	1,891	1,568
Net (loss) income attributable to limited partners	$(217,999)	$21,196	$1,094	$99

(Loss) earnings per limited partner unit:
Common unit – basic	$(3.28)	$0.32	$0.05	$0.00
Common unit – diluted	$(3.28)	$0.32	$0.05	$0.00
Subordinated unit – basic and diluted	$(3.28)	$0.32	$(0.03)	$0.00

(1) Retrospectively adjusted for the impact of the 2016 Drop Down, the Polar and Divide Drop Down and the reclassification of certain revenues for Bison Midstream.

(2) In the quarter ended December 31, 2015, net loss attributable to SMLP includes $248.9 million of goodwill impairments and $1.6 million of long-lived asset impairments.

(3) In the quarter ended September 30, 2015, net income attributable to SMLP includes $20.0 million of additional accruals for environmental remediation expenses and $7.7 million of long-lived asset impairments.

EX 99.3-61

EXHIBIT 99.3

The amounts for total revenues as originally filed on the respective 2015 quarterly reports on Form 10-Q have been retrospectively adjusted for the impact of the 2016 Drop Down, Polar and Divide Drop Down and reclassification of certain revenues for Bison Midstream.  There was no impact on net income attributable to partners or EPU.  A reconciliation of total revenues follows.

	Quarter ended September 30, 2015	Quarter ended June 30, 2015	Quarter ended March 31, 2015
	(In thousands)
Total revenues as originally reported	$103,249	$77,274	$68,579
2016 Drop Down	8,644	5,911	4,870
Polar and Divide Drop Down	—	—	8,582
Bison revenue reclass	3,308	3,670	4,056
Total revenues	$115,201	$86,855	$86,087

EX 99.3-62